AGREEMENT AND PLAN OF SHARE EXCHANGE AND MERGER
This AGREEMENT AND PLAN OF SHARE EXCHANGE AND MERGER, dated as of September 28, 2021 (this “Agreement”), is made by and between First Trust Corporation, a Louisiana corporation (“FTC”), and First Bank & Trust, a Louisiana banking corporation (“FBT”), on the one hand, and BancPlus Corporation, a Mississippi corporation (“BancPlus”), and BankPlus, a Mississippi banking corporation (“BankPlus”), on the other hand.
RECITALS:
WHEREAS, the boards of directors of BancPlus and FTC each have approved, and deem it advisable and in the best interests of their respective corporations and shareholders to consummate the strategic business combination transaction provided for herein in which FTC will, subject to the terms and conditions set forth herein, be acquired by statutory share exchange (the “Share Exchange”) and then, as part of an integrated plan, immediately thereafter merge with and into BancPlus (the “Corporate Merger”), with BancPlus as the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Corporate Merger;
WHEREAS, the boards of directors of BankPlus and FBT each have approved, and deem it advisable and in the best interests of their respective corporations and sole shareholder to consummate the strategic business combination transaction provided for herein in which FBT will, subject to the terms and conditions set forth herein, merge with and into BankPlus (the “Bank Merger”), with BankPlus as the surviving banking corporation (hereinafter sometimes referred to in such capacity as the “Surviving Bank”) in the Bank Merger;
WHEREAS, for U.S. federal income tax purposes, it is intended that the Share Exchange and the Corporate Merger (as an integrated transaction) shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), that the Bank Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code or other non-taxable transfer of the FBT assets to BankPlus, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;
WHEREAS, as a material inducement and as additional consideration to BancPlus to enter into this Agreement, each director of FTC and FBT who owns shares of FTC and certain holders of FTC Common Stock have entered into or agreed to enter into a shareholder support agreement with BancPlus dated as of the date hereof, the form of which is attached hereto as Exhibit A (each a “Shareholder Support Agreement” and, collectively, the “Shareholder Support Agreements”), pursuant to which each such person has agreed, among other things, to vote all shares of FTC Common Stock owned by such person and which such person has the power to vote in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement, and to refrain from transfers of any such shares of FTC Common Stock prior to the Closing of the Share Exchange; and
WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Share Exchange, Corporate Merger and Bank Merger and also to prescribe certain conditions to the Share Exchange, Corporate Merger and Bank Merger;

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NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I.
THE SHARE EXCHANGE AND MERGERS
1.1The Share Exchange.
(a)Share Exchange. At the Effective Time, BancPlus will acquire all of the shares of FTC as set forth herein, in exchange for the Share Exchange Consideration defined in Article II below, pursuant to the provisions of this Agreement, the Share Exchange Agreement in substantially the form of Exhibit B hereto (the “Share Exchange Agreement”) and the provisions of and with the effect provided in Miss. Code Ann. § 79-4-11.01, et. seq. and La. Rev. Stat. § 12:1-1101, et seq. For federal income tax purposes, it is intended that the Share Exchange and the Corporate Merger are an integrated plan that qualifies as a non-taxable reorganization under and in accordance with Sections 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable Internal Revenue Service (“IRS”) regulations.
(b)Effect of Share Exchange. Upon consummation of the Share Exchange as of the Effective Time, all of the issued and outstanding shares of FTC shall be owned by BancPlus, but the separate corporate existence of FTC shall not cease until after the completion of the Corporate Merger, which is more fully described below. Until completion of the Corporate Merger, all of the assets and property of every kind and character, real, personal and mixed, tangible and intangible, choses in action, rights, and credits owned by FTC, or which would inure to it, shall remain owned by FTC, even though FTC at that time, and until the completion of the Corporate Merger, will be a wholly owned subsidiary of BancPlus.
1.2The Mergers.

(a)Subject to the terms and conditions of this Agreement and the Corporate Merger Agreement in substantially the form of Exhibit C hereto (the “Corporate Merger Agreement”), in accordance with the Mississippi Business Corporation Act (the “MBCA”) and the Louisiana Business Corporation Act (the “LBCA”), immediately following the Share Exchange, and as an integral part of the acquisition of FTC, FTC shall merge with and into BancPlus. BancPlus shall be the Surviving Corporation in the Corporate Merger, and shall continue its corporate existence under the laws of the State of Mississippi. Upon consummation of the Corporate Merger, the separate corporate existence of FTC shall terminate.
(b)Subject to the terms and conditions of this Agreement and the Bank Merger Agreement in substantially the form of Exhibit D hereto (the “Bank Merger Agreement”), in accordance with Title 81 of the Mississippi Code of 1972, as amended, and La. Rev. Stat. § 6:351, et seq., immediately following the Corporate Merger, FBT shall merge with and into BankPlus. BankPlus shall be the Surviving Bank in the Bank Merger, and shall continue its corporate existence under the laws of the State of Mississippi. Upon consummation of the Bank Merger, the separate corporate existence of FBT shall terminate.

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1.3Effective Time.
(a)The Share Exchange shall become effective as set forth in the Articles of Share Exchange (the “Articles of Share Exchange”) that shall be filed with the Secretary of State of the State of Mississippi (the “Mississippi Secretary”) and with the Secretary of State of the State of Louisiana (the “Louisiana Secretary”) on the Closing Date as hereinafter defined; provided, that the parties shall cause the Share Exchange to be effective no later than the day following the date on which the Closing occurs. The “Effective Time” shall be the date and time when the Share Exchange becomes effective, as set forth in the Articles of Share Exchange.
(b)The Corporate Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) that shall be filed with the Mississippi Secretary and Louisiana Secretary on the Closing Date; provided, that the parties shall cause the Corporate Merger to be effective immediately following the Effective Time.
(c)The Bank Merger shall become effective immediately following the Corporate Merger and as set forth in the Certificate of Merger Approval issued by the Mississippi Department of Banking and Consumer Finance (the “MDBCF”) and with the Louisiana Office of Financial Institutions (the “OFI”) based on articles of merger filed with the MDBCF and thereafter with the Mississippi Secretary (collectively, and together with such other documents and certificates as are necessary to effectuate the Bank Merger, the “Bank Merger Certificates”).
1.4Effects of the Corporate Merger and Bank Merger. At and after the Effective Time, the Corporate Merger shall have the effects set forth in Section 79-4-11.07 of the MBCA. At and after the effective time of the Bank Merger, the Bank Merger shall have the effects set forth in Section 81-5-85 of Title 81 of the Mississippi Code of 1972, as amended.
1.5Transaction Value; Conversion of Stock Appreciation Rights, Options and FTC Common Stock. At the Effective Time, the following shall occur, subject to the provisions of this Agreement, by virtue of the Share Exchange and without any action on the part of FTC, BancPlus or the holder of any of the following securities.
(a)Subject to Section 2.2(e), each share of common stock of FTC, $0.10 par value per share, issued and outstanding immediately prior to the Effective Time, except for shares to be cancelled pursuant to Section 1.5(c) below, and Dissenting Shares, shall be converted automatically into the right to receive (i) an amount of cash equal to the Per Share Cash Consideration and (ii) a number of shares of BancPlus Common Stock equal to the Per Share Stock Consideration, where:
(i)“Aggregate Cash Consideration” means an amount equal to $100.0 million, (A) minus the amount of (i) cash from a special distribution of the FTC Accumulated Adjustment Account (“FTC AAA Account Distribution”) determined by FTC as of the last day of the month immediately preceding the Effective Time and currently estimated to be $41,349,000 and (ii) the Cash Out Amount (as defined below), and (B) minus or plus, as applicable, the amount that Common Equity is less than Minimum Common Equity, if any, or the amount that Common Equity exceeds the Minimum Common Equity, if any, respectively.

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(ii)“Aggregate Stock Consideration” means 1,444,764 shares of BancPlus Common Stock.
(iii)“Common Equity” means the total equity capital of FTC as reportable on Line 16(f) of Schedule SC of Federal Reserve form Parent Company Only Financial Statement for Small Holding Companies—FR Y-9SP, calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), as of the date of Closing, but excluding (x) the impact of any Transaction Expenses and (y) any changes in Accumulated Other Comprehensive Income of FTC between June 30, 2021, and Closing.
(iv)“Minimum Common Equity” means $56.1 million.
(v)“Aggregate Value of Share Exchange” means an amount equal to the sum of (A) the product of (i) the Per Share Aggregate Consideration and (ii) the Outstanding Shares Number and (B) the Cash Out Amount and equals $201.856 million based on an implied value per share of BancPlus Common Stock.
(vi) “Outstanding Shares Number” means the number of shares of FTC Common Stock issued and outstanding as of the Effective Time.
(vii)“Per Share Aggregate Consideration” means $18.56.
(viii)“Per Share Cash Consideration” means an amount of cash equal to the quotient obtained by dividing (A) the Aggregate Cash Consideration by (B) the Outstanding Shares Number.
(ix)“Per Share Stock Consideration” means a number of shares of BancPlus Common Stock obtained by dividing (A) the Aggregate Stock Consideration by (B) the Outstanding Shares Number.
(x)“Share Exchange Consideration” means the Aggregate Cash Consideration plus the Aggregate Stock Consideration.
(xi)“Transaction Expenses” means those costs and expenses set forth in Section 1.5(a)(xi) of the FTC Disclosure Schedules.
(b)As a result of the Share Exchange and without any action on the part of the holder thereof, all of the shares of FTC Common Stock shall be exchanged for the Share Exchange Consideration pursuant to this Article I and each certificate previously representing any such shares of FTC Common Stock (each, a “Certificate”) registered to a holder of FTC Common Stock shall thereafter represent only the right to receive, in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2, the Share Exchange Consideration, together with any cash in lieu of fractional shares pursuant to Section 2.2(e), into which the shares of FTC Common Stock represented by such Certificate have been converted pursuant to this Section 1.5 and Section 2.2(e) and any dividends or distributions with respect thereto which the holder has the right to receive pursuant to Section 2.2(b). Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the outstanding shares of BancPlus

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Common Stock or FTC Common Stock shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization with a record date during such period, an equitable and proportionate adjustment, if necessary and without duplication, shall be made to the Share Exchange Consideration payable pursuant to this Agreement.
(c)Upon the Effective Time, all shares of FTC Capital Stock, as defined in Section 4.2(a) herein, that are owned by FTC or BancPlus or any Subsidiary of BancPlus or FTC (other than shares of FTC Common Stock held (i) in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties or (ii) as a result of debts previously contracted) shall be cancelled and shall cease to exist, and neither the Share Exchange Consideration nor any other consideration shall be delivered in exchange therefor.
(d)On the day prior to the Closing Date, as hereinafter defined, the FTC AAA Account Distribution shall be made to the holders of FTC Common Stock issued and outstanding immediately before the Closing Date.
(e)Upon the Effective Time, each option to acquire shares of FTC Common Stock (each a “Stock Option”) issued pursuant to Seller’s equity-based compensation plans identified in Section 4.2(c) of the FTC Disclosure Schedule or otherwise that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall become fully vested and shall be cancelled and converted automatically into the right to receive, in full satisfaction of any rights in respect of the FTC Stock Option, a cash payment, less applicable withholdings, from BancPlus in an amount equal to the product of (x) the excess, if any, of the Per Share Aggregate Consideration over the exercise price of each such FTC Stock option and (y) the number of shares of FTC Common Stock subject to such option to the extent not previously exercised (with the aggregate Cash Out Amount payable to the holder of such option rounded to the nearest cent), the total of such payments to the option holders being the Cash Out Amount (“Cash Out Amount”). After the Effective Time, any such cancelled FTC Stock Option shall no longer be exercisable, but shall only entitle the holder to the payment of the Cash Out Amount, without interest. In the event the exercise price per share of FTC Common Stock subject to a FTC Stock Option is equal to or greater than the Per Share Aggregate Consideration, such FTC Stock Option shall be cancelled without consideration and have no further force or effect. No holder of a FTC Stock Option that has an exercise price that is equal to or greater than the Per Share Aggregate Consideration shall be entitled to any payment with respect to such canceled FTC Stock Option before, on or after the Effective Time.
(f)Upon the Effective Time, each Stock Appreciation Unit which is a personnel cost of FBT (each a “SAR”) issued under the Stock Appreciation Unit Agreement issued pursuant to FTB’s equity-based compensation plans identified in Section 4.2(c) of the FTC Disclosure Schedule or otherwise that is outstanding as of or immediately prior to the Effective Time, whether vested or unvested, shall become fully vested and shall be cancelled and converted automatically into the right to receive, in full satisfaction of any rights in respect of the Stock Appreciation Unit, a cash payment, less applicable withholdings from FBT in an amount equal to the product of the excess, if

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any, of the Per Share Aggregate Consideration over the exercise price of each such Stock Appreciation Unit. The total of such payments to the holders of the SARs being the Stock Appreciation Unit Cash Out Amount (the “Stock Appreciation Unit Cash Out Amount”). After the Effective Time, any such cancelled Stock Appreciation Unit shall no longer be exercisable, but shall only entitle the holder to the payment of the Stock Appreciation Unit Cash Out Amount, without interest.
(g)At or as soon as practicable following the Effective Time, but in any event within ten (10) business days of the Effective Time, BancPlus shall deliver the Cash Out Amount to the holders of FTC Stock Options, without interest. Such payments may be reduced by any Taxes withheld pursuant to Section 2.5.
(h)Immediately prior to the Effective Time, FBT shall deliver the Stock Appreciation Unit Cash Out Amount to the holders of Stock Appreciation Units, without interest. Such payments may be reduced by any Taxes FBT is required to withhold under applicable law.
(i)At or prior to the Effective Time, FTC and BancPlus, through their respective board of directors or the appropriate committee thereof, shall adopt any resolutions and take any other actions that are necessary to effectuate the provisions of this Section 1.5.
(j)At least ten (10) business days prior to the Effective Time, FTC shall notify each holder of a FTC Stock Option or a SAR that such option and stock appreciation right will be treated in the manner set forth in this Section 1.5,
1.6BancPlus Capital Stock. At and after the Effective Time, each share of BancPlus Capital Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Share Exchange or Corporate Merger.
1.7Articles of Surviving Corporation and Surviving Bank. At the Effective Time and upon the consummation of the Corporate Merger, the articles of incorporation of BancPlus, as in effect immediately prior to the Effective Time (the “BancPlus Articles”), shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law. At the effective time of the Bank Merger, the charter of incorporation of BankPlus, as in effect immediately prior to the Effective Time, shall be the charter of incorporation of the Surviving Bank (“BankPlus Articles”) until thereafter amended in accordance with applicable law.
1.8Bylaws of Surviving Corporation and Surviving Bank. At the Effective Time and upon the consummation of the Corporate Merger, the bylaws of BancPlus, as in effect immediately prior to the Effective Time (the “BancPlus Bylaws”), shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law. At the effective time of the Bank Merger, the bylaws of BankPlus, as in effect immediately prior to the Effective Time (“BankPlus Bylaws”), shall be the bylaws of the Surviving Bank until thereafter amended in accordance with applicable law.
1.9Tax Consequences. It is intended that the Share Exchange and the Corporate Merger (as an integrated plan), shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, that the Bank Merger shall constitute a “reorganization” within the meaning of Section

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368(a) of the Code or other non-taxable transfer of the FBT assets to BankPlus, and that this Agreement shall constitute a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the (i) Share Exchange and the integrated Corporate Merger and (ii) the Bank Merger each to qualify as a “reorganization” under Section 368(a) of the Code.
1.10Officers and Directors of Surviving Corporation and the Surviving Bank.
(a)Prior to the Effective Time, the parties shall take all appropriate actions so that, as of the Effective Time, and subject to and in accordance with the BancPlus Articles and BancPlus Bylaws, the number of directors of the Surviving Corporation shall be increased by two directors and shall consist of the directors of BancPlus in office immediately prior to the Effective Time as well as two individuals who qualify as independent directors under NASDAQ standards to be designated prior to Closing who, as of the Effective Time, are members of the board of directors of FTC and are mutually agreed upon by FTC and BancPlus (each a “FTC Designee” and, collectively, the “FTC Designees”). One director shall be appointed to a three (3) year term and the other FTC Designee shall be appointed to a two (2) year term, at which time their respective successors are duly elected, appointed or qualified, or until their earlier death, resignation or removal in accordance with the BancPlus Articles and BancPlus Bylaws. The officers of BancPlus shall, from and after the Effective Time, continue as the officers of the Surviving Corporation until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.
(b)Prior to the Effective Time, the parties shall take all appropriate actions so that, as of the Effective Time, and subject to and in accordance with the BankPlus Articles and BankPlus Bylaws, the number of directors of the Surviving Bank shall be increased by three directors and shall consist of the directors of BankPlus in office immediately prior to the Effective Time as well as the FTC Designees and another person to be designated prior to Closing who, as of the Effective Time, is a member of the board of directors of FBT and is mutually agreed upon by FTC and BankPlus (each a “FBT Designee” and, collectively, the “FBT Designees”). The officers of BankPlus shall, from and after the Effective Time of the Bank Merger, continue as the officers of the Surviving Bank until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the BankPlus Articles and BankPlus Bylaws.
ARTICLE II
DELIVERY OF SHARE EXCHANGE CONSIDERATION
2.1Deposit of Share Exchange Consideration. At or prior to the Closing, BancPlus shall deposit, or shall cause to be deposited, with the BankPlus Trust Department (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, (i) evidence of shares in book entry form representing the Aggregate Stock Consideration, together with cash in lieu of any fractional shares, (ii) cash in an amount equal to the Aggregate Cash Consideration (such aggregate cash and evidence of shares in book entry form, together with any dividends or distributions with respect thereto, hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.5 and paid pursuant to Section 1.5 and Section 2.2(e) in

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exchange for shares of FTC Common Stock outstanding immediately prior to the Effective Time, and (iii) cash in an amount equal to the Cash Out Amount. The Exchange Agent shall not be entitled to vote or exercise any other rights of ownership with respect to the shares of BancPlus Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends and other distributions payable or distributable with respect to such shares for the account of the persons entitled thereto.
2.2Delivery of Share Exchange Consideration.
(a)As soon as practicable, but in no event later than five (5) business days after the Effective Time, BancPlus shall use best efforts to cause the Exchange Agent to mail to the former record holders of FTC Common Stock issued and outstanding immediately prior to the Effective Time that have been converted into the right to receive the Share Exchange Consideration pursuant to Section 1.5 (other than Dissenting Shares): (i) a letter of transmittal in customary form as reasonably agreed by the parties hereto (which shall specify that delivery shall be effected, and risk of loss of and title shall pass, only upon delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender to the Exchange Agent of Certificates for the Share Exchange Consideration. Upon proper surrender of a Certificate or Certificates to the Exchange Agent for exchange and cancellation, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto and any other documents reasonably required by the Exchange Agent, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) the Share Exchange Consideration that such holder of the Certificates shall become entitled pursuant to the provisions of Article I, including cash in lieu of any fractional shares in accordance with the provisions of Section 2.2(e); and (ii) a check representing such holder’s proportionate share of the Aggregate Cash Consideration and the amount, if any, of dividends or distributions that such holder is entitled to receive pursuant to Section 2.2(b) (collectively, the “Cash Payment”), and the Certificate or Certificates so surrendered shall forthwith be cancelled. Promptly upon receipt from the holder of such Certificate(s), letter of transmittal and any other required document thereafter, the Exchange Agent, on behalf of BancPlus, shall deliver to such holder in exchange for such holder’s FTC shares the Share Exchange Consideration in the form of an uncertificated book- shares of BancPlus Common Stock and a check equal to the Cash Payment plus the amount (if any) that such holder has the right to receive pursuant to Section 2.2(e) hereof. No interest will be paid or accrued on any Share Exchange Consideration, including on any cash payable in lieu of fractional shares, or on any unpaid dividends and distributions payable to holders of Certificates. Holders of record of shares of FTC Common Stock who hold such shares as nominees, trustees or in other representative capacities may submit multiple letters of transmittal, provided that such representative certifies that each such letter of transmittal covers all the shares of FTC Common Stock held by such representative for a particular beneficial owner. Each Certificate so surrendered and all transmittal materials shall be duly completed and endorsed as the Exchange Agent may reasonably require. The Exchange Agent shall not be obligated to deliver the Share Exchange Consideration to which any former holder of FTC Common Stock is entitled as a result of the Share Exchange until such holder surrenders his, her or its Certificate(s) (or affidavits of loss in lieu of such Certificate(s)) for exchange as provided in this Section 2.2. After the Effective Time, each Certificate shall be deemed for all corporate purposes (other than the payment of dividends and other distributions to which the former holders

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of FTC Common Stock may be entitled) to evidence only the right of the holder thereof to receive the Share Exchange Consideration in exchange for each such share as provided in this Article II.
(b)No dividends or other distributions declared with respect to BancPlus Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of BancPlus Common Stock represented thereby until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of BancPlus Common Stock which the shares of FTC Common Stock represented by such Certificate have been converted into the right to receive.
(c)If any portion of the Share Exchange Consideration is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition to such issuance that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such issuance shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of such issuance in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d)After the Effective Time, there shall be no transfers on the stock transfer books of FTC of the shares of FTC Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Share Exchange Consideration and any dividends or distributions that such holder is entitled to receive pursuant to Section 2.2(b).
(e)Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of BancPlus Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to BancPlus Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of BancPlus. In lieu of the issuance of any such fractional share, BancPlus shall pay to each former shareholder of FTC who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) equal to the quotient obtained by dividing (A) the fractional share of BancPlus Common Stock to which such holder would otherwise be entitled to receive by (B) the Per Share Stock Consideration times $70.50.
(f)Notwithstanding anything to the contrary set forth in this Agreement, shares of FTC Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and maintained appraisal rights in respect of such shares in accordance with La. Rev. Stat. § 12:1-1301, et seq. (“Part 13”) of the LBCA and did not vote for the adoption of this Agreement (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under applicable law with respect to such shares) shall not be converted into a right

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to receive the Share Exchange Consideration but instead shall be entitled to payment of such consideration as may be determined to be due in accordance with Part 13 of the LBCA; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to Part 13 of the LBCA, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Part 13 of the LBCA, such shares of FTC Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Share Exchange Consideration in accordance with Section 1.5, without interest thereon, upon surrender to the Exchange Agent of such shares of FTC Common Stock. Prior to the Effective Time, FTC shall give prompt notice to BancPlus of any demands received by FTC for appraisal, of any withdrawals of such demands and of any other instruments served pursuant to the LBCA and received by FTC relating to Part 13 of the LBCA, and BancPlus shall direct all negotiations and proceedings with respect to such demands. After the Effective Time, BancPlus will pay any holder of Dissenting Shares the payment of such consideration as may be determined to be due in accordance with Part 13. Prior to the Effective Time, FTC shall not, without the prior written consent of BancPlus, make any payment with respect to, or settle or compromise or offer to settle or compromise or otherwise negotiate, any such demand, or agree to do any of the foregoing.
(g)Any portion of the Exchange Fund that remains unclaimed by the shareholders of FTC as of the first anniversary of the Effective Time shall be delivered to BancPlus. Any former shareholders of FTC who have not theretofore complied with this Article II shall thereafter look only to BancPlus for payment of the Share Exchange Consideration and any unpaid dividends and distributions on the BancPlus Common Stock deliverable in respect of each share of FTC Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of FTC, its Subsidiaries, BancPlus, BankPlus, the Exchange Agent or any other person shall be liable to any former holder of shares of FTC Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws. Any Share Exchange Consideration remaining unclaimed as of a date which is immediately prior to the time when such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable law, become property of BancPlus free and clear of any claims or interest of any person or entity otherwise entitled thereto.
(h)In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by BancPlus, the posting by such person of a bond in such amount as BancPlus may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent, or if the Share Exchange Consideration payable with respect to such Certificate has been returned to BancPlus pursuant to Section 2.2(g), BancPlus, will issue the Share Exchange Consideration and any unpaid dividends and distributions in exchange for such lost, stolen or destroyed Certificate.
(i)The payment of any transfer, documentary, sales, use, stamp, registration, value added and other Taxes and fees (including any penalties and interest) incurred solely by a holder of shares of FTC Common Stock in connection with the Share Exchange or the other transactions contemplated by this Agreement, and the filing of any related return, declaration,

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report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof (each such document, a “Tax Return”) and other documentation with respect to such Taxes and fees, shall be the sole responsibility of such holder.
(j)From and after the Effective Time, the holders of Certificate(s) shall cease to have any rights with respect to the shares of FTC Common Stock represented thereby except as provided in this Agreement or by applicable law. All rights to receive the Share Exchange Consideration issued upon conversion of the shares of FTC Common Stock pursuant to this Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of FTC Common Stock.
(k)The Exchange Agent shall invest the cash balances in the Exchange Fund in a demand deposit account or as directed by BancPlus. Any interest and other income resulting from such investment shall be the sole and exclusive property of BancPlus and shall be paid to BancPlus (or the Surviving Corporation) upon termination of the Exchange Fund pursuant to Section 2.2(g).
2.3Rights as Shareholders. All shares of BancPlus Common Stock to be issued as Share Exchange Consideration shall be deemed issued and outstanding as of the Effective Time. Former shareholders of FTC and any other persons who are entitled to receive BancPlus Common Stock as a result of the Share Exchange will not be able to vote after the Effective Time at any meeting of BancPlus shareholders the number of whole shares of BancPlus Common Stock into which their shares of FTC Common Stock are converted until they have exchanged their Certificates. Whenever a dividend or other distribution is declared by BancPlus on the BancPlus Common Stock with a record date after the Effective Time, the declaration shall include dividends or other distributions on all shares of BancPlus Common Stock issuable hereunder, but no shareholder will be entitled to receive his, her or its distribution of such dividends or other distributions until physical exchange of such shareholder’s Certificate(s) shall have been effected. Upon exchange of a shareholder’s Certificate(s), any such person shall be entitled to receive from BancPlus an amount equal to all dividends or other distributions (without interest thereon, less the amount of any Taxes that have been withheld by, imposed on or paid by BancPlus or the Exchange Agent with respect to such dividends) declared, and for which the payment has occurred, on the shares represented thereby; provided, however, that former shareholders of FTC shall not be entitled to receive any dividend on their BancPlus Common Stock with respect to any period for which BancPlus paid a dividend prior to the Effective Time.
2.4Bank Merger. At the effective time of the Bank Merger, each share of common stock, $1.00 par value per share, of FBT (the “FBT Common Stock”) and each share of preferred stock, $1.00 par value per share, of FBT (the “FBT Preferred Stock”) issued and outstanding immediately prior to the effective time of the Bank Merger shall automatically be canceled and there shall be no conversion or exchange of, or consideration paid or issued for, such FBT Common Stock or FBT Preferred Stock. The certificate(s) for such FBT Common Stock shall be surrendered and canceled. All of the shares of BankPlus issued and outstanding immediately prior to the effective time of the Bank Merger shall remain issued and outstanding after the effective time of the Bank Merger and shall be unaffected by the Bank Merger.

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2.5Withholding. Each of BancPlus, BankPlus, FTC, FBT, the Surviving Corporation and the Surviving Bank is entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of shares of FTC Common Stock such amounts as are required to be deducted or withheld therefrom under the Code, or any provision of state, local or foreign Tax law or under any other applicable legal requirement, and shall be further be entitled to sell shares of BancPlus Common Stock otherwise issuable pursuant to this Agreement to satisfy any such withholding requirement. To the extent such amounts are so deducted or withheld and remitted on a timely basis to the appropriate Governmental Entities, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid. The parties hereto shall reasonably cooperate to reduce or eliminate any such deduction or withholding to the extent permissible under applicable law.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF BANCPLUS AND BANKPLUS
Except as disclosed in the correspondingly-enumerated section or subsection of the disclosure schedule (the “BancPlus Disclosure Schedule”) delivered by BancPlus and BankPlus to FTC prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III or to one or more of BancPlus’s covenants contained in Article V; provided, however, that, notwithstanding anything in this Agreement to the contrary, any disclosures made with respect to a section of this Article III in the BancPlus Disclosure Schedule shall be deemed to qualify any other section of this Article III (i) specifically referenced or cross-referenced or (ii) to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such section), BancPlus and BankPlus, jointly and severally, hereby represent and warrant to FTC and FBT as follows:
3.1Corporate Organization.
(a)BancPlus is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi. BancPlus has full corporate and other power and authority to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification necessary, except to the extent that the failure to have such power or authority, or failure to be so licensed, qualified or in good standing, would not reasonably be expected to have a Material Adverse Effect on BancPlus. BancPlus has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties and to engage in the business and activities now conducted by it, except where the failure to have such licenses, franchises, permits and other governmental authorizations would not, either individually or in the aggregate, have a Material Adverse Effect on BancPlus.

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(b)BancPlus is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). BankPlus is a Mississippi banking corporation, the deposits of which are insured by the Federal Deposit Insurance Corporation (the “FDIC”), and is not a member of the Federal Reserve System. True and complete copies of the BancPlus Articles and the BancPlus Bylaws, as in effect as of the date of this Agreement, have previously been made available by BancPlus to FTC.
(c)Each BancPlus Subsidiary, including BankPlus, (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is, in the case of BankPlus, a Mississippi banking corporation, (iii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on BancPlus and (iv) has all requisite corporate, limited liability company or trust, as applicable, power and authority to own or lease its properties and assets and to carry on its business as now conducted, except to the extent that the failure to have such power or authority would not reasonably be expected to have a Material Adverse Effect on BancPlus. As used in this Agreement, the words “Subsidiary” or “Subsidiaries” when used with respect to any party mean any bank, savings bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes under Generally Accepted Accounting Principles (“GAAP”).
(d)BancPlus does not own or control, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other entity, other than as listed on Section 3.1(c) of BancPlus Disclosure Schedule or acquired through foreclosure in the ordinary course of business.
3.2Capitalization.
(a)The authorized capital stock of BancPlus consists of 40,000,000 shares of BancPlus Common Stock, par value of $1.00 per share, of which, as of the date of this Agreement, 10,111,045 shares were issued and outstanding, and 10,000,000 shares of preferred stock, no par value per share (such preferred stock, together with the BancPlus Common Stock, the “BancPlus Capital Stock”), none of which are issued and outstanding. As of the date hereof, no shares of BancPlus Capital Stock were reserved for issuance except for 250,000 shares of BancPlus Common Stock reserved for issuance pursuant to the equity-based compensation plans of BancPlus (the “BancPlus Stock Plans”) listed in Section 3.2(a) of the BancPlus Disclosure Schedule, some of which has already been issued as detailed therein. All of the issued and outstanding shares of BancPlus Capital Stock have been, and upon issuance of the BancPlus Common Stock constituting the Aggregate Stock Consideration will be, duly authorized, validly issued and fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. All of the BancPlus Stock Plans have been approved by the BancPlus’s shareholders, to the extent such shareholder approval is required under the Code. As of the date of this Agreement, except as provided in Section 3.2(a) of the BancPlus Disclosure Schedule, no trust preferred securities (the “BancPlus Trust Preferred Securities”) or subordinated debt securities of BancPlus or any of its Subsidiaries are issued and outstanding. As of the date of this Agreement, BancPlus is

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not deferring interest payments with respect to any of the BancPlus Trust Preferred Securities or related junior subordinated debt securities issued by it or any of its affiliates.
(b)No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of BancPlus are issued or outstanding.
(c)Except for (i) this Agreement and (ii) the BancPlus Stock Plans issued prior to the date of this Agreement and set forth in Section 3.2(a), as of the date of this Agreement there are no options, subscriptions, warrants, calls, rights, commitments or agreements of any character to which BancPlus or any of its Subsidiaries is a party or by which BancPlus or any of its Subsidiaries is bound obligating BancPlus or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of BancPlus Capital Stock or shares of capital stock or other equity ownership interests of any of its Subsidiaries or any Voting Debt or stock appreciation rights of BancPlus or any of its Subsidiaries or obligating BancPlus or any of its Subsidiaries to extend or enter into any such option, subscription, warrant, call, right, commitment or agreement or requiring BancPlus or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of BancPlus Capital Stock or shares of capital stock or other equity ownership interests of any of its Subsidiaries. There are no outstanding contractual obligations of BancPlus or any of its Subsidiaries pursuant to which BancPlus or any of its Subsidiaries is or could be required to register shares of BancPlus Capital Stock or other securities under the Securities Act.
(d)Except as disclosed in Section 3.2(d) of the BancPlus Disclosure Schedule, BancPlus owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of its Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of BancPlus has been or is bound by any outstanding subscription, option, warrant, call, commitment or agreement of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
3.3Authority; No Violation.
(a)Each of BancPlus and BankPlus has full corporate power and authority to execute and deliver this Agreement and, subject in the case of the adoption and approval of the Bank Merger pursuant to this Agreement by BancPlus as the sole shareholder of BankPlus (which BancPlus shall effect promptly after the date hereof), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved in a unanimous vote by the board of directors of BancPlus and BankPlus. The board of directors of BancPlus determined that the Share Exchange and Corporate Merger, on the terms and conditions set forth in this Agreement, are advisable and in the best interests of BancPlus and its shareholders and, except for the adoption and approval of the Bank Merger by BancPlus as the sole shareholder of BankPlus, no other corporate proceedings on the part of BancPlus or BankPlus are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by BancPlus and BankPlus and (assuming due authorization, execution and

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delivery by FTC and FBT) constitutes a valid and binding obligation of each of BancPlus and BankPlus, enforceable against it in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).
(b)Neither the execution and delivery of this Agreement by BancPlus and BankPlus, nor the consummation by BancPlus or any of its Subsidiaries, as applicable, of the transactions contemplated hereby (including the Share Exchange, the Corporate Merger and the Bank Merger), nor compliance by BancPlus or any of its Subsidiaries with any of the terms or provisions hereof or any of the terms and provisions of any agreement contemplated hereby, will (i) violate any provision of the BancPlus Articles, the BancPlus Bylaws or the organizational documents of any of its Subsidiaries, or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained or made, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BancPlus or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, require the payment of any termination or like fee, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of BancPlus or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which BancPlus or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (ii) above for such violations, conflicts, breaches, losses, defaults, terminations, cancellations, accelerations, or Liens which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BancPlus.
3.4Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “FRB”), the FDIC, and the MDBCF, with respect to the Share Exchange, the Corporate Merger and the Bank Merger, as applicable, and approval of such applications and notices, (ii) the filing of any required applications, filings or notices with any other federal, state or foreign agencies or regulatory (including self-regulatory) authorities and approval or grant of such applications, filings and notices (the “Other Regulatory Approvals”), (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a Proxy Statement/Prospectus in definitive form (including any amendments or supplements thereto, the “Proxy Statement”) relating to (a) the approval of this Agreement and the transactions contemplated hereby by the shareholders of FTC at a meeting at which a quorum consisting of at least a majority of the outstanding shares of FTC Common Stock entitled to vote on the plan exists (the “Requisite FTC Approval”), and (b) the registration of the shares of BancPlus Common Stock constituting the Aggregate Stock Consideration on Form S-4 (the “Form S-4”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and declaration of effectiveness of the Form S-4 by the SEC, (iv) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of BancPlus Common Stock constituting a portion of the Share Exchange Consideration pursuant to this Agreement, and (v) the filing of the Articles of

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Share Exchange and Articles of Merger with the Mississippi Secretary and Louisiana Secretary pursuant to the MBCA and LBCA, and the filing of the Bank Merger Certificates, as required under applicable law, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization (an “SRO”) (each a “Governmental Entity”) or Regulatory Agency are necessary by BancPlus or BankPlus in connection with (A) the execution and delivery by BancPlus and BankPlus of this Agreement or (B) the consummation by BancPlus or any of its Subsidiaries, as applicable, of the Share Exchange, the Corporate Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, BancPlus has no knowledge of any reason why the necessary regulatory approvals and consents will not be received to permit consummation of the Share Exchange, the Corporate Merger, the Bank Merger and the other transactions contemplated herein on a timely basis. Except for any consents, authorizations, or approvals which are listed in Sections 3.3 or 3.4 of the BancPlus Disclosure Schedule and adoption and approval of the Bank Merger by BancPlus as the sole shareholder of BankPlus, no consents, authorizations, or approvals of any person, other than a Governmental Entity or Regulatory Agency, are necessary by BancPlus or BankPlus in connection with (x) the execution and delivery by BancPlus and BankPlus of this Agreement or (y) the consummation by BancPlus or any of its Subsidiaries, as applicable, of the Share Exchange, the Corporate Merger, and the other transactions contemplated hereby (including the Bank Merger).
3.5Regulatory Reports. Each of BancPlus and its Subsidiaries has timely filed or furnished, as applicable, in correct form all reports, forms, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file or furnish, as applicable, since January 1, 2019 with (i) the FRB, (ii) the FDIC, (iii) any state or foreign regulatory authority, and (iv) any SRO (individually, a “Regulatory Agency” and collectively, the “Regulatory Agencies”), and all other reports and statements required to be filed or furnished by them since January 1, 2019, including, without limitation, any report or statement required to be filed or furnished pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency, and have paid in full all fees and assessments due and payable in connection therewith, except where the failure to file or furnish such report, form, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on BancPlus and except with respect to Taxes. As of their filing date, each such report or other filing did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of BancPlus and its Subsidiaries, no Regulatory Agency has initiated any proceeding or examination, or, to the knowledge of BancPlus, investigation into the business or operations of BancPlus or any of its Subsidiaries since January 1, 2019, except where such proceedings or investigations would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BancPlus, or threatened in writing to initiate any of the foregoing. There (x) is no material unresolved violation, criticism, or exception by any Regulatory Agency with respect to any written report or statement relating to any examinations or inspections of BancPlus or any of its Subsidiaries and (y) are no material formal or informal inquires by (other than in the ordinary course of routine regulatory examinations and

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visitations), or material disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of BancPlus or any of its Subsidiaries.
3.6Financial Statements.
(a)BancPlus has delivered to FTC true, correct and complete copies, including notes, of the audited financial statements of BancPlus for the years ended December 31, 2020, 2019, and 2018, including consolidated balance sheets, consolidated statements of income, consolidated statements of cash flows, consolidated statements of comprehensive income and consolidated statements of changes in shareholders’ equity, in each case accompanied by the audit report of BKD, LLP (“BancPlus Audit Report”), and unaudited interim financial statements of BancPlus for the six (6) months ended June 30, 2021 (collectively, the “BancPlus Financial Statements”). The BancPlus Financial Statements fairly present in all material respects the consolidated results of operations, changes in shareholders’ equity, cash flows and financial position of BancPlus and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount and immaterial in any event); each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of BancPlus and its Subsidiaries since January 1, 2019, have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Since January 1, 2019, no independent public accounting firm of BancPlus has resigned (or informed BancPlus that it intends to resign) or been dismissed as independent public accountants of BancPlus as a result of or in connection with any disagreements with BancPlus on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)Since January 1, 2019 (i) neither BancPlus nor any of its Subsidiaries nor, to the knowledge of BancPlus, any director, officer, employee, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained knowledge of any written material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of BancPlus or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that BancPlus or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the knowledge of BancPlus, no attorney representing BancPlus or any of its Subsidiaries, whether or not employed by BancPlus or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by BancPlus or any of its officers, directors, employees or agents to BancPlus’s board of directors or any committee thereof or to any of BancPlus’s directors or officers.
3.7Broker’s Fees. Except for Keefe, Bruyette & Woods, Inc. (“KBW”), neither BancPlus nor any of its Subsidiaries or any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Share Exchange or related transactions contemplated by this Agreement.

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3.8Absence of Certain Changes or Events.
(a)Since December 31, 2020, there have been no events, occurrences, developments or changes that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BancPlus.
(b)Since December 31, 2020, through and including the date of this Agreement, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, BancPlus and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.
3.9Legal Proceedings.
(a)Except for any legal proceedings disclosed in Section 3.9 of the BancPlus Disclosure Schedule, neither BancPlus nor any of its Subsidiaries is a party to any, and there are no pending or, to BancPlus’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against (i) BancPlus or any of its Subsidiaries, or (ii) affecting property, assets, interests or rights of BancPlus or any of its Subsidiaries, or (iii) challenging the validity or propriety of the transactions contemplated by this Agreement as to which, in any such case, if adversely determined would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BancPlus.
(b)There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to similarly situated bank holding companies or banks) imposed upon BancPlus, any of its Subsidiaries, the assets of BancPlus or any of its Subsidiaries that, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on BancPlus.
3.10Taxes and Tax Returns. Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect on BancPlus:
(a)Each of BancPlus and its Subsidiaries has timely filed all federal, state, foreign and local information returns and Tax Returns required to be filed by it and has timely paid all Taxes that are due or claimed to be due from it by federal, state, foreign or local taxing authorities, other than Taxes or other governmental charges that are (i) not yet due and payable, (ii) are being contested in good faith and are set forth on Section 3.10 of the BancPlus Disclosure Schedule, or (iii) have not been finally determined, and in each case these Taxes and other governmental charges have been adequately reserved against under GAAP (including for the Taxes not yet due and payable), as to which the failure to file, pay or make provision for would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BancPlus. All such Tax Returns are accurate and complete in all material respects. No written claim has been made by any Governmental Entity in any jurisdiction where BancPlus or any of its Subsidiaries does not file Tax Returns that it is, or may be, subject to Tax in that jurisdiction that has not been resolved. The income Tax Returns of BancPlus and its Subsidiaries for all taxable periods ended on or prior to December 31, 2015, are closed to examination due to the expiration of the applicable statute of limitations.

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(b)There are no audits, examinations, assessments, litigation, proposed adjustments, matters in controversy or other disputes pending, or to the knowledge of BancPlus, asserted, for Taxes or assessments upon BancPlus or any of its Subsidiaries for which BancPlus does not have reserves that are adequate under GAAP.
(c)Neither BancPlus nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among BancPlus and its Subsidiaries, or that was entered into with customers, vendors, lessors or the like in the ordinary course of business).
(d)Within the past five (5) years, neither BancPlus nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.
(e)Except as set forth on Section 3.10 of the BancPlus Disclosure Schedule, neither BancPlus nor any of its Subsidiaries has ever been a member of a consolidated, combined, or unitary Tax group (other than a group of which BancPlus is or was the common parent) or has any liability for Taxes of any person (other than BancPlus or any of its Subsidiaries) arising from the application of Section 1.1502-6 of the Treasury Regulations promulgated under the Code (the “Treasury Regulations”) or any analogous provision of state, local or foreign law, or as a transferee or successor.
(f)No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to BancPlus or any of its Subsidiaries that would have effect after the Effective Time.
(g)All Taxes required to be withheld, collected or deposited by or with respect to BancPlus or any of its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.
(h)Neither BancPlus nor any of its Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax, which waiver or extension has not since expired.
(i)Neither BancPlus nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, social security, unemployment, severance, withholding, duties, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.
3.11Employee Benefits. BancPlus has provided to FTC an accurate, current and complete list of all deferred compensation, incentive compensation, bonus, performance award, stock purchase, stock option or other equity-based, retention, employment, consulting, change in control,

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severance, salary continuation or termination pay, hospitalization or other medical, life insurance, dental, vision, disability, supplemental unemployment benefits, profit-sharing, pension or other retirement, accrued leave, sick leave, vacation, paid time off, Code Section 125 fringe benefit plans, programs, agreements or compensatory arrangements, and each other perquisite, fringe or other material employee benefit plan, program, agreement or arrangement (and any amendments thereto) in each case whether written or unwritten and whether funded or unfunded, (including any “employee benefit plan” within the meaning of Section 3(3) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and each voluntary employees’ benefit association (“VEBA”) within the meaning of Section 501(c)(9) of the Code) whether or not tax qualified and whether or not subject to ERISA, sponsored, maintained or contributed to or required to be contributed to by BancPlus or any of its Subsidiaries or by any trade or business, whether or not incorporated, which together with BancPlus or any of its Subsidiaries, would be deemed a “single-employer” under Section 414 of the Code or Section 4001 of ERISA (a “BancPlus ERISA Affiliate”), for the benefit of any current or former employee, independent contractor, consultant, officer, manager or director (and/or their dependents or beneficiaries) of BancPlus, any Subsidiary of BancPlus or any BancPlus ERISA Affiliate, or with respect to which BancPlus, any Subsidiary of BancPlus or any BancPlus ERISA Affiliate otherwise has any material liabilities or obligations, contingent or otherwise (such arrangements, whether or not material, the “BancPlus Benefit Plans”).
3.12Compliance with Applicable Law.
(a)BancPlus and each of its Subsidiaries holds, and has at all times since January 1, 2019, held, all licenses, franchises, permits, patents, trademarks and authorizations, and have made all filings, applications and registrations with Governmental Entities, necessary for the lawful conduct of their respective businesses under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), all of which are in full force and effect, except where the failure to hold such license, franchise, permit, patent, trademark or authorization in full force and effect, to make such filing, application or registration, or to pay such fee or assessment would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BancPlus. To the knowledge of BancPlus, no suspension or cancellation of any such necessary license, franchise, permit, patent, trademark or authorization is threatened. Except for any noncompliance or default that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BancPlus, BancPlus and each of its Subsidiaries have since January 1, 2019, complied with and are not in default under any, applicable law, statute, order, rule, regulation, policy, agreement and/or guideline of any Governmental Entity or Regulatory Agency relating to BancPlus or any of its Subsidiaries, including, without limitation, laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Small Business Act of July 30, 1953, any regulations promulgated by the Consumer Financial Protection Bureau or the FDIC, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices,

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money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Neither BancPlus nor any of its Subsidiaries has received any written notice from any Governmental Entity asserting that BancPlus or any of its Subsidiaries is in violation of or default with respect to any of the foregoing, except for such noncompliance or default that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BancPlus.
(b)BancPlus and each of its Subsidiaries are and since January 1, 2019, have been conducting operations at all times in compliance in all material respects with all money laundering laws administered or enforced by any Governmental Entity in jurisdictions where each of them conducts business, including, without limitation, applicable financial record keeping and reporting requirement of such laws (collectively, the “Anti-Money Laundering Laws”). BancPlus and each of its Subsidiaries have established and maintain a system of internal controls designed to ensure material compliance by each of them with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws. The board of directors of BankPlus has adopted and BankPlus has implemented an anti-money laundering program that contains customer identification verification procedures that has not been deemed ineffective by any Governmental Entity or Regulatory Agency and that meets the requirements of Sections 352 and 326 of the USA Patriot Act.
(c)After the Effective Time, BancPlus and BankPlus will comply in all respects with all obligations existing on or after the Effective Time imposed by the Workers Adjustment and Retraining Notification Act (the “WARN Act”) and applicable similar state or local law, including providing all notices required thereunder with respect to employees of BancPlus and its subsidiaries.
3.13Certain Contracts.
(a)Except as set forth in Section 3.13(a) of the BancPlus Disclosure Schedule, neither BancPlus nor any of its Subsidiaries is a party to, is bound or affected by, receives or is obligated to pay compensation or benefits under (i) any agreement, arrangement or commitment, including any agreement, indenture or other instrument relating to the borrowing of money by BancPlus or any of the Subsidiaries or the guarantee by BancPlus or any of the Subsidiaries of any obligation except for deposit liabilities, federal funds purchased, borrowings from the Federal Home Loan Bank and securities repurchase agreements entered into in the ordinary course of business; (ii) any contract, agreement or understanding with a labor union; (iii) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of BancPlus or any of the Subsidiaries upon execution of this Agreement or upon or following consummation of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events); (iv) any agreement, arrangement or understanding to which BancPlus or any of the Subsidiaries is a party or by which any of them is bound which limits the freedom of BancPlus or any of the Subsidiaries to compete in any line of business or with any person, or that involve any restriction of the geographic area in which, or method by which, they may carry on their business (other than as may be required by law or any Governmental Entity); (v) any joint venture, partnership or similar agreement, arrangement or understanding providing for the sharing of profits, losses, costs or liabilities by BancPlus or BankPlus with any other person; (vi) any purchase and

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assumption agreement with the FDIC; or (vii) any other agreement, arrangement or understanding to which BancPlus or any of the Subsidiaries is a party and which is material to the business, operations assets, liabilities, condition (financial or otherwise) or results of operations of BancPlus and the Subsidiaries, taken individually or as a whole (excluding loan agreements or agreements relating to deposit accounts); in each of the foregoing cases whether written or oral. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the BancPlus Disclosure Schedule, is referred to herein as a “BancPlus Material Contract.”
(b)Neither BancPlus nor any of its Subsidiaries has knowledge of, or has received written notice of, any default or any violation of any BancPlus Material Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BancPlus. To BancPlus’s knowledge, each third-party counterparty to each BancPlus Material Contract has in all respects performed all obligations required to be performed by it to date under such BancPlus Material Contract.
3.14Agreements with Regulatory Agencies. Neither BancPlus nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any material civil monetary penalty by, or has been a recipient of any supervisory letter from or has adopted any board resolutions at the request of, any Regulatory Agency or other Governmental Entity, that, in each of any such cases, currently restricts in any material respect the conduct of its business, would restrict the consummation of the transactions contemplated by this Agreement or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies or its management or its business (each, a “BancPlus Regulatory Agreement”), nor has BancPlus or any of its Subsidiaries been advised in writing by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such BancPlus Regulatory Agreement.
3.15Title to Assets. BancPlus and its Subsidiaries have good and merchantable title to all real property and good and merchantable title to all other material properties and assets reflected in the BancPlus Financial Statements, free and clear of all mortgages, liens, pledges, restrictions, security interests, charges and encumbrances except for (1) mortgages and encumbrances that secure indebtedness that is properly reflected in the Financial Statements or which secure deposits of public funds as required by law; (2) liens for taxes accrued but not yet payable; (3) liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; (4) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or assets or the potential sale of any such owned properties or assets; and (5) leases, if any, to third parties for fair and adequate consideration. BancPlus and its Subsidiaries own, or have valid leasehold interests in, all material properties and assets, tangible or intangible, used in the conduct of their business. Any real property and other material assets held under lease by BancPlus or its Subsidiaries are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made or proposed to be made by the Surviving Corporation and its Subsidiaries in such lease of such property.

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3.16Adequate Insurance Coverage. To the knowledge and belief of BancPlus’s management, the policies of fire, theft, liability and other insurance maintained with respect to the assets or business of BancPlus and its subsidiaries provide adequate coverage against loss, and the fidelity bonds in effect as to which BankPlus and its Subsidiaries are named insured meet reasonable commercial standards.
3.17Allowance for Loan and Lease Losses. The allowance for loan and lease losses reflected in the unaudited balance sheet included in the BancPlus Financial Statements was, as of the applicable date thereof, in compliance with BancPlus’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Entities, the Financial Accounting Standards Board and GAAP.
3.18Environmental Liability. Except as set forth on Schedule 3.18, neither BancPlus, its Subsidiaries, nor, to the knowledge of BancPlus and its officers, any previous owner or operator of any properties at any time owned (including any properties owned or subsequently resold), leased, or occupied or used by BancPlus or its Subsidiaries in their business used, generated, treated, stored, or disposed of any hazardous waste, toxic substance, or similar materials on, under, or about such property except in compliance with all applicable federal, state, and local laws, rules and regulations pertaining to air and water quality, hazardous waste, waste disposal, air omissions, and other environmental matters (“Environmental Laws”). BancPlus does not know of any noncompliance with Environmental Laws, applicable laws, orders, or regulations of any governmental authorities relating to waste generated by any such party or otherwise or notice that any such party is liable or responsible for the remediation, removal, or cleanup of any site relating to any such property.
3.19Undisclosed Liabilities. Except as set forth in Section 3.19 of the BancPlus Disclosure Schedule or as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BancPlus, neither BancPlus nor any of its Subsidiaries has any liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, except for liabilities and obligations (i) set forth or adequately provided for in the consolidated balance sheet included in the BancPlus Audit Report, (ii) incurred in the ordinary course of business and consistent with past practice since December 31, 2018 (none of which arises from a breach of any contract or agreement, breach of warranty, tort, infringement, violation of applicable law or any litigation or other proceeding or is otherwise a “loss contingency” within the meaning of ASC Topic 450, Contingencies) or (iii) incurred in connection with this Agreement or the transactions contemplated hereby.
3.20Regulatory Capitalization. BankPlus is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. BancPlus is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FRB. BancPlus has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which would be reasonably expected to result in BancPlus or BankPlus failing to be “well-capitalized” within the next twelve (12) months.
3.21Deposit Insurance. The deposits of BankPlus are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the full extent permitted by law, and BankPlus has paid all premiums and assessments when due and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to

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BancPlus’s knowledge, threatened. As of the date hereof, except as set forth on Section 3.21 of the BankPlus Disclosure Schedule, none of BankPlus’s deposits are “brokered” deposits (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or are subject to any material Lien, legal restraint or other legal process (other than garnishments, pledges, liens, levies, subpoenas, set off rights, escrow limitations and similar actions taken in the ordinary course of business).
3.22Community Reinvestment Act, Anti-money Laundering and Customer Information Security. BankPlus has received a rating of “Outstanding” in its most recent exam under the Community Reinvestment Act, as amended (the “CRA”). To BancPlus’s knowledge, no facts or circumstances exist which would cause BancPlus or any of its Subsidiaries: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”; (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by BancPlus pursuant to 12 C.F.R. Part 364.
3.23Transactions with Affiliates. Except for transactions, agreements, arrangements or understandings between BancPlus and any of its Subsidiaries, there are no outstanding amounts payable to or receivable from, or advances by BancPlus or any of its Subsidiaries to, and neither BancPlus nor any of its Subsidiaries is otherwise a creditor or debtor to, any director, executive officer, five percent (5%) or greater shareholder or other affiliate of BancPlus or any of its Subsidiaries, or to BancPlus’s knowledge, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, other than part of the normal and customary terms of such persons’ employment or service as a director with BancPlus or any of its Subsidiaries and other than deposits held by BankPlus or loans made or other financial services provided by BankPlus in the ordinary course of business and in compliance in all material respects with all applicable laws and regulations. All agreements between BancPlus or any of its Subsidiaries and any of their respective affiliates comply in all material respects, to the extent applicable, with Regulation W of the FRB.
3.24Reorganization. BancPlus is not aware of any fact or circumstance that would reasonably be expected to prevent the Share Exchange, the Corporate Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
3.25Information Supplied. The information relating to BancPlus and its Subsidiaries and their respective directors and officers that is provided by BancPlus or its representatives specifically for inclusion or incorporation by reference in (a) the Proxy Statement, on the date it (and any amendment or supplement thereto) is filed and first mailed to FTC’s shareholders and at the time of the FTC Shareholders’ Meeting, (b) the Form S-4, when it and any amendment thereto is filed and becomes effective under the Securities Act, and (c) any other document filed with any other

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Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, that information as of a later date shall be deemed to modify information as of an earlier date. The Form S-4 and the portions of the Proxy Statement relating to BancPlus and its Subsidiaries and their respective directors and officers and other portions within the reasonable control of BancPlus and its Subsidiaries will comply in all material respects with the provisions of the Securities Act and Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by BancPlus with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of FTC or its Subsidiaries for inclusion in the Proxy Statement, the Form S-4 or any other document filed with any other Regulatory Agency in connection herewith.
3.26Opinion of BancPlus Financial Advisor. Prior to the execution of this Agreement, the board of directors of BancPlus has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of KBW, to the effect that as of the date thereof and based upon and subject to the terms, conditions and qualifications set forth therein, the Share Exchange Consideration is fair from a financial point of view to BancPlus. Prior to the execution of this Agreement, such opinion has not been amended or rescinded.
3.27Regulatory Matters. Neither BancPlus nor any of its Subsidiaries has taken or agreed to take any action which could reasonably be expected to materially impede or delay receipt of any consents of Regulatory Authorities referred to in Section 6.1 or result in failure of the condition in Section 7.1(b).
3.28Vote Required. No vote of the holders of any class or series of BancPlus Capital Stock is necessary or required in order to adopt this Agreement and approve the transactions contemplated hereby, including the Share Exchange and Corporate Merger.
3.29SEC Reports. BancPlus has previously made available to FTC an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 22, 2021 by BancPlus pursuant to the Securities Act or the Exchange Act (the “BancPlus Reports”) and (b) communication mailed by BancPlus to its shareholders since January 22, 2021 and prior to the date hereof, and no such BancPlus Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 22, 2021, as of their respective dates, all BancPlus Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of BancPlus has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no

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outstanding comments from or unresolved issues raised by the SEC with respect to any of the BancPlus Reports.
3.30Loans; Nonperforming and Classified Assets.
(a)Except as set forth in Section 3.30(a) of the BancPlus Disclosure Schedule, as of the date hereof, neither BancPlus nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note, extension of credit, borrowing arrangement or other evidence of indebtedness (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), in which BancPlus or any of its Subsidiaries is a creditor which as of June 30, 2021, had an outstanding balance of $2,000,000 or more and, under the terms of which the obligor was, as of June 30, 2021, over sixty (60) days delinquent in payment of principal or interest. Section 3.30(a) of the BancPlus Disclosure Schedule sets forth a list of (i) each BancPlus Loan that as of June 30, 2021 had an outstanding balance and/or unfunded commitment of $2,000,000 or more, and the aggregate amount of all BancPlus Loans that as of June 30, 2021 had an outstanding balance and/or unfunded commitment of less than $2,000,000, and that as of such date (A) was contractually past due 60 days or more in the payment of principal and/or interest or was in default of any other material provision, (B) was on non-accrual status, (C) had a risk rating, based on BankPlus’ risk rating system of worse than five (5) or otherwise was classified as “substandard,” “doubtful” “loss,” “classified,” “criticized,” “impaired” or “special mention” (or words of similar import) by BankPlus or any Governmental Entity, (D) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the BankPlus Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (E) where a specific reserve allocation exists in connection therewith, or (F) which is required to be accounted for as a troubled debt restructuring in accordance with Accounting Standards Codification Topic 310-40; and (ii) each asset of BancPlus or any of its Subsidiaries that as of June 30, 2021 was classified as “other real estate owned,” “other repossessed assets” or as an asset to satisfy BankPlus loans, and the book value thereof as of such date. For each BankPlus Loan identified in accordance with the immediately preceding sentence, Section 3.30(a) of the BancPlus Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest and late fees, on each such Loan and the identity of the borrower thereunder as of June 30, 2021.
(b)The electronic data files delivered by BancPlus to FTC with respect to all outstanding BankPlus Loans are true, correct and complete in all material respects as of the date provided to or made available to FTC. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BancPlus, each Loan held in BankPlus’ loan portfolio (“BankPlus Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the knowledge of BankPlus, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. No material collateral has been released with respect to any BankPlus Loan unless approved by BankPlus and documented in its files.

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(c)BankPlus has good and valid title to all currently outstanding BankPlus Loans free and clear of any Liens, except for Liens on Loans granted to the Federal Home Loan Bank of Dallas or the Federal Reserve Bank of St. Louis. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BancPlus, (i) there are no material oral modifications or amendments related to the BankPlus Loans that are not reflected in the written records of BankPlus, (ii) no claims of defense as to the enforcement of any BankPlus Loan have been asserted in writing against BankPlus for which there is a reasonable possibility of an adverse determination, and BankPlus has no knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a possibility of an adverse determination to BankPlus or BankPlus and (iii) none of the BankPlus Loans are presently serviced by third parties, and there is no obligation which could result in any BankPlus Loan becoming subject to any third party servicing.
(d)In all material respects, each outstanding BankPlus Loan has been solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained in accordance with the relevant notes or other credit or security documents, the applicable written underwriting and servicing standards of BankPlus (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(e)Except as set forth on Section 3.30(e) of the BancPlus Disclosure Schedule, neither BancPlus nor BankPlus is now nor has it been since January 1, 2019, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.
(f)Except as set forth in Section 3.30(f) of the BancPlus Disclosure Schedule, neither BancPlus nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any person which obligates BancPlus or any of its Subsidiaries to repurchase from any such person any Loan or other asset of BancPlus or any of its Subsidiaries solely on account of a payment default by the obligor on any such Loan.
(g)Since January 1, 2019, neither BancPlus nor any of its Subsidiaries has foreclosed upon, or taken a deed or title to, any real estate (other than single-family residential properties) without complying in all material respects with all applicable FDIC environmental due diligence standards (including FDIC Bulletin FIL-14-93, and update FIL-98-2006) or foreclosed upon, or taken a deed or title to, any such real estate if the environmental assessment indicates the liabilities under environmental laws are likely in excess of the asset’s value.
3.31No Further Representations.
(a)Except for the representations and warranties made by BancPlus and BankPlus in this Article III, neither BancPlus, BankPlus nor any other person makes any express or implied representation or warranty with respect to BancPlus, its Subsidiaries, or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise), and each of BancPlus and BankPlus hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither BancPlus, BankPlus nor any other person makes or has

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made any representation or warranty to FTC or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to BancPlus or any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by BancPlus and BankPlus in this Article III, any oral or written information presented to FTC or any of its affiliates or representatives in the course of their due diligence investigation of BancPlus, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)Each of BancPlus and BankPlus acknowledges and agrees that neither FTC, FBT nor any other person has made or is making, and they have not relied upon, any express or implied representation or warranty regarding FTC or any of its Subsidiaries other than those contained in Article IV.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF FTC AND FBT
Except as disclosed in the disclosure schedule (the “FTC Disclosure Schedule”) delivered by FTC to BancPlus prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV or to one or more of FTC’s covenants contained in Article V, provided, however, that, notwithstanding anything in this Agreement to the contrary, any disclosures made with respect to a section of this Article IV in the FTC Disclosure Schedule shall be deemed to qualify any other section of this Article IV (A) specifically referenced or cross-referenced or (B) to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such section, FTC and FBT, jointly and severally, hereby represent and warrant to BancPlus and BankPlus as follows:
4.1Corporate Organization.
(a)FTC is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. FTC has full corporate and other power and authority to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification necessary, except to the extent that the failure to have such power or authority, or failure to be so licensed, qualified or in good standing, would not reasonably be expected to have a Material Adverse Effect on FTC. FTC has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties and to engage in the business and activities now conducted by it, except where the failure to have such licenses, franchises, permits and other governmental authorizations would not, either individually or in the aggregate, have a Material Adverse Effect on FTC.
(b)FTC is a bank holding company registered under the BHC Act. FBT is a Louisiana banking corporation that is not a member of the Federal Reserve System. True and complete copies of the FTC’s articles of incorporation, as amended (the “FTC Articles”), and

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amended and restated bylaws (the “FTC Bylaws”), as in effect as of the date of this Agreement, have previously been made available by FTC to BancPlus.
(c)Section 4.1(c) of the FTC Disclosure Schedule lists the direct and indirect Subsidiaries of FTC. Each Subsidiary of FTC, including FBT, (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is, in the case of FBT, a Louisiana banking corporation, (iii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FTC and (iv) has all requisite corporate, limited liability company or trust, as applicable, power and authority to own or lease its properties and assets and to carry on its business as now conducted, except to the extent that, individually or in the aggregate, the failure to have such power or authority would not reasonably be expected to have a Material Adverse Effect on FTC.
(d)Other than as listed on Section 4.1(d) of FTC Disclosure Schedule, FTC does not own or control, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other entity.
4.2Capitalization.
(a)The authorized capital stock of FTC consists of (i) 20,000,000 shares of FTC Common Stock, par value of $0.10 per share, of which 10,694,156 shares of the par value of $0.10 were issued and outstanding as of the date of this Agreement, and (ii) 10,000,000 shares of Preferred Stock, $1.00 par value per share (such preferred stock and FTC Common Stock, the “FTC Capital Stock”), no shares of which are issued and outstanding. The authorized capital stock of FBT consists of (i) 40,000,000 shares of FBT Common Stock, par value of $1.00, of which 4,534,063 shares of the were issued and outstanding as of the date of this Agreement, and (ii) 70,000,000 shares of FTB Preferred Stock, par value of $1.00, of which 25,608,000 shares were issued and outstanding as of the date of this Agreement. As of the date hereof, no shares of FTC Capital Stock were reserved for issuance except for 333,500 shares of FTC Common Stock reserved for issuance upon the exercise of outstanding FTC Stock Options issued pursuant to the First Trust Corporation 2005 Stock Option Plan (“FTC Stock Plans”). All of the issued and outstanding shares of FTC Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. All outstanding shares of FTC Capital Stock and all outstanding shares of the capital stock of each of FTC’s Subsidiaries have been issued in compliance with all applicable federal and state securities laws. As of the date of this Agreement, except as provided in Section 4.2(a) of the FTC Disclosure Schedule, (no trust preferred securities) (the “FTC Trust Preferred Securities”) or subordinated debt securities of FTC or any of its Subsidiaries are issued or outstanding. As of the date of this Agreement, FTC is not deferring interest payments with respect to any of the FTC Trust Preferred Securities or related junior subordinated debt securities issued by it or any of its affiliates.
(b)No Voting Debt of FTC is issued or outstanding.

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(c)Except for this Agreement and as set forth in Section 4.2(c) of the FTC Disclosure Schedule, as of the date of this Agreement there are no options, subscriptions, warrants, calls, rights, commitments or agreements of any character, including but not limited to restricted stock awards and restricted stock units, to which FTC or any of its Subsidiaries is a party or by which FTC or any of its Subsidiaries is bound obligating FTC or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of FTC Capital Stock or shares of capital stock or other equity ownership interests or securities convertible into or representing the right to purchase or otherwise receive any of the foregoing of FTC or any of its Subsidiaries or any Voting Debt or stock appreciation rights of FTC or any of its Subsidiaries or obligating FTC or any of its Subsidiaries to extend or enter into any such option, subscription, warrant, call, right, commitment or agreement or requiring FTC or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of FTC Capital Stock or shares of capital stock or other equity ownership interests of any of its Subsidiaries (“FTC Equity Rights”). There are no outstanding contractual obligations of FTC or any of its Subsidiaries pursuant to which FTC or any of its Subsidiaries is or could be required to register shares of FTC Capital Stock or other securities under the Securities Act. Other than the Shareholder Support Agreements, there are no proxies, voting trusts, agreements, arrangements or other understandings with respect to the voting of FTC Capital Stock to which FTC is a party. All of the FTC Stock Plans, if any, have been approved by FTC’s shareholders, or shareholders of corporations that FTC has acquired, in accordance with the requirements of the laws of the applicable state and the Code.
(d)FTC owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of its Subsidiaries, free and clear of any Liens, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, except with respect to FBT as provided in La. Rev. Stat. § 6:262. No Subsidiary of FTC has been or is bound by any outstanding subscription, option, warrant, call, commitment or agreement of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities convertible into or representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
4.3Authority; No Violation.
(a)Each of FTC and FBT has full corporate power and authority to execute and deliver this Agreement and, subject in the case of (i) the consummation of the Share Exchange and Corporate Merger to the receipt of the Requisite FTC Approval and (ii) the adoption and approval of the Bank Merger pursuant to this Agreement by FTC as the sole shareholder of FBT (which FTC shall effect promptly after the date hereof), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved in a unanimous vote by the board of directors of FTC and FBT. The board of directors of FTC determined that the Share Exchange and Corporate Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of FTC and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to FTC’s shareholders for approval and, except for the Requisite FTC Approval and the adoption and approval of the Bank Merger by FTC as the sole shareholder of FBT, no other corporate proceedings on the part of FTC or FBT are necessary to approve this

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Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by FTC and FBT and (assuming due authorization, execution and delivery by BancPlus and BankPlus) constitutes a valid and binding obligation of each of FTC and FBT, enforceable against it in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).
(b)Neither the execution and delivery of this Agreement by FTC and FBT, nor the consummation by FTC or any of its Subsidiaries, as applicable, of the transactions contemplated hereby (including the Share Exchange, the Corporate Merger and the Bank Merger), nor compliance by FTC or any of its Subsidiaries with any of the terms or provisions hereof or any of the terms and provisions of any agreement contemplated hereby, will (i) violate any provision of the FTC Articles or the FTC Bylaws or the organizational documents of any of its Subsidiaries, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained or made, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FTC or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, require the payment of any termination or like fee, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of FTC or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FTC or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (ii) above for such violations, conflicts, breaches, losses, defaults, terminations, cancellations, accelerations, or Liens which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FTC.
4.4Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the FRB, the FDIC, OFI and the MDBCF, with respect to the Share Exchange, the Corporate Merger and the Bank Merger, as applicable, and approval of such applications and notices, (ii) the Other Regulatory Approvals, (iii) the filing with the SEC of the Form S-4 (which includes the Proxy Statement) and declaration of effectiveness of the Form S-4 by the SEC, and (iv) the filing of the Articles of Share Exchange and Articles of Merger with the Louisiana Secretary of State pursuant to the LBCA and the filing of the Bank Merger Certificates with the appropriate Louisiana authorities, no consents or approvals of or filings or registrations with any Governmental Entity or Regulatory Agency are necessary by FTC or FBT in connection with (A) the execution and delivery by FTC and FBT of this Agreement or (B) the consummation by FTC or any of its Subsidiaries, as applicable, of the Share Exchange, the Corporate Merger and the other transactions contemplated hereby (including the Bank Merger). Except for any consents, authorizations, or approvals which are listed in Section 4.3 or this Section 4.4 of the FTC Disclosure Schedule, receipt of the Requisite FTC Approval and adoption and approval of the Bank Merger by FTC as the sole shareholder of FBT, no consents, authorizations, or approvals of any person, other than a Governmental Entity or Regulatory Agency, are necessary by FTC or FBT in connection with (x) the execution and delivery by FTC and FBT of this Agreement or (y) the consummation by FTC or any of its Subsidiaries, as applicable, of the Share Exchange, the Corporate Merger and the other

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transactions contemplated hereby (including the Bank Merger). As of the date hereof, FTC has no knowledge of any reason why the necessary regulatory approvals and consents will not be received to permit consummation of the Share Exchange, the Corporate Merger, the Bank Merger and the other transactions contemplated herein on a timely basis.
4.5Reports. Each of FTC and its Subsidiaries has timely filed or furnished, as applicable, in correct form all reports, forms, and statements, together with any amendments required to be made with respect thereto, that they were required to file or furnish, as applicable, since January 1, 2019 with the Regulatory Agencies, and all other reports and statements required to be filed or furnished, as applicable, by them since January 1, 2019 including, without limitation, any report or statement required to be filed or furnished pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency or pursuant to any FTC Regulatory Agreement, and have paid in full all fees and assessments due and payable in connection therewith, except where the failure to file or furnish such report, form, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FTC and except with respect to Taxes. As of their filing date, each such report or other filing was true and correct in all material respects. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of FTC and its Subsidiaries, no Regulatory Agency has initiated any proceeding or examination or, to the knowledge of FTC, investigation into the business or operations of FTC or any of its Subsidiaries since January 1, 2019 or threatened in writing to initiate any of the foregoing. There (x) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any written report or statement relating to any examinations or inspections of FTC or any of its Subsidiaries or any FTC Regulatory Agreement, and (y) are no formal or informal inquires by (other than in the ordinary course of routine regulatory examinations and visitations), or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of FTC or any of its Subsidiaries.
4.6Financial Statements.
(a)FTC has delivered to BancPlus true, correct and complete copies, including notes, of the audited financial statements of FTC for the years ended December 31, 2020, 2019, and 2018, including consolidated balance sheets, consolidated statements of income, consolidated statements of cash flows, consolidated statements of comprehensive income and consolidated statements of changes in stockholders’ equity, in each case accompanied by the audit report of Postlethwaite & Netterville, APAC, and unaudited interim financial statements of FTC for the six (6) months ended June 30, 2021 (collectively, the “FTC Financial Statements”). The FTC Financial Statements fairly present in all material respects the consolidated results of operations, changes in stockholders’ equity, and cash flows of FTC and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount and immaterial in any event); each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of FTC and its Subsidiaries since January 1, 2019 have been, and are being, maintained in

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all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Since January 1, 2019, no independent public accounting firm of FTC has resigned (or informed FTC that it intends to resign) or been dismissed as independent public accountants of FTC as a result of or in connection with any disagreements with FTC on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)Since January 1, 2019 (i) neither FTC nor any of its Subsidiaries nor, to the knowledge of FTC, any director, officer, employee, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of FTC or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that FTC or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the knowledge of FTC, no attorney representing FTC or any of its Subsidiaries, whether or not employed by FTC or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by FTC or any of its officers, directors, employees or agents to FTC's board of directors or any committee thereof or to any of FTC's directors or officers.
4.7Broker’s Fees. Except for Piper Sandler & Co., neither FTC nor any of its Subsidiaries or any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Share Exchange or related transactions contemplated by this Agreement.
4.8Absence of Certain Changes or Events.
(a)Since December 31, 2020, there have been no events, occurrences, developments or changes that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FTC.
(b)Since December 31, 2020, through and including the date of this Agreement, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, FTC and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.
4.9Legal Proceedings.
(a)Neither FTC nor any of its Subsidiaries is a party to any, and there are no pending or, to FTC’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against (i) FTC or any of its Subsidiaries, (ii) affecting property, assets, interests, or rights of FTC or any of its Subsidiaries or (iii) challenging the validity or propriety of the transactions contemplated by this Agreement as to which, in any such case, if adversely determined, would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FTC.
(b)There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to similarly situated bank holding companies or banks) imposed upon

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FTC or any of its Subsidiaries or the assets of FTC or any of its Subsidiaries that either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on FTC.
4.10Taxes and Tax Returns.
(a)Each of FTC and its Subsidiaries has timely filed all federal, state, foreign and local information returns and Tax Returns required to be filed by it and has timely paid all Taxes that are due or claimed to be due from it by federal, state, foreign or local taxing authorities, other than Taxes or other governmental charges that (i) are not yet due and payable, (ii) are being contested in good faith and are set forth on Section 4.10 of the FTC Disclosure Schedule, or (iii) have not been finally determined, and in each case these Taxes and other governmental charges have been adequately reserved against under GAAP (including for the Taxes not yet due and payable), as to which the failure to file, pay or make provision for would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FTC. All such Tax Returns are accurate and complete in all material respects. No written claim has been made by any Governmental Entity in any jurisdiction where FTC or any of its Subsidiaries does not file Tax Returns that it is, or may be, subject to Tax in that jurisdiction that has not been resolved. The income Tax Returns of FTC and its Subsidiaries for all taxable periods ended on or prior to December 31, 2017, are closed to examination due to the expiration of the applicable statute of limitations.
(b)There are no material audits, examinations, assessments, litigation, proposed adjustments, matters in controversy or other disputes pending, or threatened or asserted in writing, or to the knowledge of FTC, otherwise asserted, for Taxes or assessments upon FTC or any of its Subsidiaries, other than as set forth on Section 4.10 of the FTC Disclosure Schedule (for which FTC has reserves that are adequate under GAAP).
(c)Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect on FTC:
(i)Neither FTC nor any of its Subsidiaries is a party to or is bound by any, written or unwritten, Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among FTC and its Subsidiaries, or that was entered into with customers, vendors, lessors or the like in the ordinary course of business).
(ii)Within the past five (5) years, neither FTC nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.
(iii)Except as set forth on Section 4.10 of the FTC Disclosure Schedule, neither FTC nor any of its Subsidiaries has ever been a member of a consolidated, combined, or unitary Tax group (other than a group of which FTC is or was the common parent) or has any liability for Taxes of any person (other than FTC or any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor.

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(iv)Neither FTC nor any of its Subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to (i) a change in method of accounting pursuant to Section 481 of the Code (or any similar provision of state, local or foreign law) prior to the Effective Time, (ii) an installment sale or open transaction disposition made on or entered into prior to the Effective Time, (iii) a prepaid amount received on or prior to the Closing Date, (iv) a “closing agreement” within the meaning of Section 7121(a) of the Code (or any similar provision of state, local or foreign law) or (v) an election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign law).
(d)All Taxes required to be withheld, collected or deposited by or with respect to FTC or any of its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority (including with respect to any employee or independent contractor), except for failures to so withhold, collect or deposit that are immaterial, individually and in the aggregate.
(e)Neither FTC nor any of its Subsidiaries has (i) granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax, which waiver or extension has not since expired, or (ii) requested any extension of time within which to file any Tax Return which Tax Return has not since been filed, (iii) has applied with the IRS for a change in accounting method (nor does FTC or any of its Subsidiaries have any knowledge that the IRS has proposed any such change of accounting method), as contemplated by Section 481 of the Code, (iv) participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(f)Neither FTC nor any of its Subsidiaries is a partner or a member of any partnership, joint venture or any other arrangement that could be classified as a partnership for U.S. federal income tax purposes.
(g)FTC and its Subsidiaries have disclosed on their income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.
(h)No Liens for Taxes exist upon, or with respect to, any of the assets or properties of FTC or any of its Subsidiaries, except for Liens for Taxes not yet due and payable.
4.11Employees.
(a)FTC has provided to BancPlus an accurate, current and complete list of the names and positions of each director and employee of FTC and its Subsidiaries.
(b)There is no collective bargaining agreement in effect between FTC or any of its Subsidiaries and any labor unions or organizations representing any of the employees of FTC or any of its Subsidiaries. Since January 1, 2019 neither FTC nor any of its Subsidiaries has experienced any organized slowdown, work interruption, strike or material work stoppage by its employees, and, to the knowledge of FTC, there is no strike, material labor dispute or union organization activity pending or threatened affecting FTC or any of its Subsidiaries.

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(c)To the knowledge of FTC, FTC and its Subsidiaries are, and since January 1, 2019, have been, in compliance with all domestic or foreign federal, state, provincial, local or municipal laws, ordinances, codes, principles of common law, regulations, orders, directives or other legal requirements regarding employment and employment practices, terms and conditions of employment, wages and hours, anti-discrimination and occupational health and safety, including laws concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, as amended, the employment of non-citizens under the Immigration Reform and Control Act of 1986, as amended, and the proper classification of individuals as employees or independent contractors, except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FTC. There is no claim or proceeding brought by or on behalf of any employee or former employee of FTC or any of its Subsidiaries under the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Family Medical Leave Act, the National Labor Relations Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Uniformed Services Employment and Reemployment Rights Act, the Genetic Information Nondiscrimination Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act or any other legal requirement pending or, to the knowledge of FTC, threatened against FTC or any of its Subsidiaries that, either individually or in the aggregate, has had, or would reasonably be expected to have a Material Adverse Effect on FTC.
(d)FTC has complied, or will comply prior to the Effective Time, in all respects with all obligations existing on or before the Effective Time imposed by the WARN Act and any applicable similar state or local law, including providing all notices required thereunder with respect to employees of FTC and its Subsidiaries.
4.12Employee Benefits.
(a)Section 4.12(a) of the FTC Disclosure Schedule sets forth a true and complete list of all deferred compensation, incentive compensation, bonus, performance award, stock purchase, stock option or other equity-based, retention, employment, consulting, change in control, severance, salary continuation or termination pay, hospitalization or other medical, life insurance, dental, vision, disability, supplemental unemployment benefits, profit-sharing, pension or other retirement, accrued leave, sick leave, vacation, paid time off, Code Section 125 fringe benefit plans, programs, agreements or compensatory arrangements, and each other perquisite, fringe or other material employee benefit plan, program, agreement or arrangement (and any amendments thereto) in each case whether written or unwritten and whether funded or unfunded, (including any “employee benefit plan” within the meaning of ERISA and each VEBA within the meaning of Section 501(c)(9) of the Code) whether or not tax qualified and whether or not subject to ERISA, sponsored, maintained or contributed to or required to be contributed to by FTC or any of its Subsidiaries or by any trade or business, whether or not incorporated, which together with FTC or any of its Subsidiaries, would be deemed a “single-employer” under Section 414 of the Code or Section 4001 of ERISA (a “FTC ERISA Affiliate”), for the benefit of any current or former employee, independent contractor, consultant, officer, manager or director (and/or their dependents or beneficiaries) of FTC, any Subsidiary of FTC or any FTC ERISA Affiliate, or with respect to which FTC, any Subsidiary of FTC or any FTC ERISA Affiliate otherwise has any material liabilities or obligations, contingent or otherwise (such arrangements, whether or not material, the “FTC Benefit Plans”).

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(b)For each FTC Benefit Plan, FTC has delivered or made available to BancPlus accurate, current and complete copies of each of the following, to the extent applicable: (i) the plan document and all amendments (or a written summary of all material plan terms where the FTC Benefit Plan has not been reduced to writing); (ii) trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration and service provider agreements, investment management agreements, investment advisory agreements and side letters; (iii) summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications describing plan provisions, administration, amendments and the like (or a description of any such oral communications); (iv) in the case of any FTC Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the IRS (or a copy of any pending application for a determination letter and any related correspondence from the IRS); (v) in the case of any FTC Benefit Plan for which a Form 5500 is required to be filed, a copy of the three most recently filed Forms 5500 and summary annual reports, with schedules and financial statements attached; (vi) actuarial valuations and reports for the three most recently completed plan years; (vii) the most recent nondiscrimination and top-heavy tests performed under the Code; (viii) copies of material notices, letters or other correspondence from the IRS, Department of Labor (“DOL”), Department of Health and Human Services, Pension Benefit Guaranty Corporation (“PBGC”) or other Governmental Entity; (ix) copies of current and prior IRS or DOL audits or inquiries; (x) Fidelity bond and fiduciary liability insurance policies; and (xi) any filings under any amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity, including the Employee Plans Compliance Resolution System, Voluntary Fiduciary Correction Program or Delinquent Filer Voluntary Correction Program.
(c)Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FTC, (i) each of the FTC Benefit Plans has been established, operated and administered in accordance with its terms and in compliance with all applicable laws (including ERISA, the Code, the Affordable Care Act and any applicable local laws); (ii) each of the FTC Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS or, with respect to a prototype or volume submitter plan can rely on an opinion or advisory letter from the IRS to the prototype or volume submitter plan sponsor, to the effect that such FTC Benefit Plan and the related trust are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the knowledge of FTC, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such FTC Benefit Plan; (iii) no liability under Title IV of ERISA has been incurred by FTC, its Subsidiaries or any FTC ERISA Affiliate that has not been satisfied in full; (iv) all contributions due and payable by FTC or any of its Subsidiaries with respect to each FTC Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with applicable law; (v) none of FTC, its Subsidiaries, any FTC ERISA Affiliate or, to the knowledge of FTC, any other person, including any fiduciary, has engaged in a transaction in connection with which FTC, its Subsidiaries or any FTC Benefit Plan will be subject to either a civil penalty assessed pursuant to Section 406 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; (vi) there are no pending or, to the knowledge of FTC, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the FTC Benefit Plans or any trusts related thereto; (vii) each VEBA has been determined by the IRS to be exempt

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from federal tax under Section 501(c)(9) of the Code and nothing has occurred that could reasonably be expected to adversely affect the exempt status of any VEBA and (viii) neither FTC nor any Subsidiary of FTC has attempted to maintain the grandfathered health plan status under the Affordable Care Act of any FTC Benefit Plan. For purposes hereof the “Affordable Care Act” means collectively, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010.
(d)No FTC Benefit Plan is (i) a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA; (ii) a multiple employer plan as defined in Section 413(c) of the Code or within the meaning of Sections 4063, 4064 or 4066 of ERISA; or (iii) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA. Neither FTC, any Subsidiary of FTC, nor any FTC ERISA Affiliate has maintained, contributed to, or been required to contribute to any employee benefit plan described in clause (i), and neither FTC, any Subsidiary of FTC nor any FTC ERISA Affiliate has maintained, contributed to or been required to contribute to any employee benefit plan described in clauses (i), (ii) or (iii) above within the last six (6) years.
(e)Section 4.12(e) of the FTC Disclosure Schedules separately identifies each FTC Benefit Plan that is a defined benefit plan within the meaning of Section 3(35) of ERISA (each a “Defined Benefit Plan”). With respect to each such FTC Defined Benefit Plan (i) all contributions required to be paid by FTC, any Subsidiary of FTC or any FTC ERISA Affiliate have been timely paid to the applicable FTC Defined Benefit Plan; (ii) FTC, it Subsidiaries and/or FTC ERISA Affiliates have paid all amounts due to PBGC pursuant to ERISA Section 4007; (iii) no action has been initiated by the PBGC to terminate any such FTC Defined Benefit Plan or to appoint a trustee for any such FTC Defined Benefit Plan; (iv) no such FTC Defined Benefit Plan has failed to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, respectively, or has applied for or obtained a waiver from the IRS of any minimum funding requirement or an extension of any amortization period under Section 412 of the Code or Section 303 of ERISA; (v) no such FTC Defined Benefit Plan has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed fiscal year; and (vi) no "reportable event," as defined in Section 4043 of ERISA, has occurred, or is reasonably expected to occur, with respect to any such FTC Defined Benefit Plan.
(f)None of the FTC Benefit Plans that are “welfare benefit plans,” within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a “group health plan” as defined in Section 4980B(g) of the Code and Section 607 of ERISA. FTC, its Subsidiaries and FTC ERISA Affiliates are in compliance with all COBRA requirements under Section 4980B of the Code and Section 601 et. seq. of ERISA, except where such failure to comply would not, individually or in the aggregate, reasonably be excepted to have a Material Adverse Effect on FTC.
(g)Nothing has occurred that could reasonably be expected to result in a material increase in the benefits under or the expense of maintaining any FTC Benefit Plan from the level of benefits or expense incurred in the most recently completed fiscal year. There has been no amendment to, announcement by FTC, it Subsidiaries or any FTC ERISA Affiliate relating to, or change in employee participation or coverage under, any FTC Benefit Plan that would reasonably be expected to increase the annual expense of maintaining such plan above the level of the expense

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incurred in the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable. Neither FTC, its Subsidiaries nor any FTC ERISA Affiliate has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any FTC Benefit Plan, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.
(h)Except as set forth in Section 4.12(h) of the FTC Disclosure Schedules, neither the execution and delivery of this Agreement, FTC shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in any payment (including, without limitation, severance, unemployment compensation, forgiveness of indebtedness or otherwise) becoming due to any current or former director, employee, officer, independent contractor or consultant of FTC or any of its Subsidiaries from FTC or any of its Subsidiaries under any FTC Benefit Plan or otherwise; (ii) increase any benefits otherwise payable under any FTC Benefit Plan; (iii) result in any acceleration of the time of payment or vesting of any such payments or benefits; or (iv) require a "gross-up" or other payment to any "disqualified individual" within the meaning of Section 280G(c) of the Code. (“Payments”).
(i)Section 4.12(i) of the FTC Disclosure Schedules separately identifies each FTC Benefit Plan that is a “nonqualified deferred compensation plan”, within the meaning of Section 409A(d)(1) of the Code, (each a “FTC Deferred Compensation Plan”). Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FTC, each FTC Benefit Plan that is not otherwise exempt from Section 409A of the Code has been maintained and operated in compliance with Section 409A of the Code, Treasury Regulations issued under Section 409A of the Code, and all subsequent guidance relating thereto, and no additional tax under Section 409A(a)(1)(B) of the Code has been or, to the knowledge of FTC, is reasonably expected to be incurred by a participant in any such FTC Benefit Plan. Neither FTC, it Subsidiaries nor any FTC ERISA Affiliate has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties that may be incurred under Section 409A of the Code.
4.13Compliance with Applicable Law.
(a)FTC and each of its Subsidiaries holds, and has at all times since January 1, 2019, held, all material licenses, franchises, permits, patents, trademarks and authorizations, and have made all filings, applications and registrations with Governmental Entities, necessary for the lawful conduct of their respective businesses under and pursuant to each (and have paid all material fees and assessments due and payable in connection therewith), all of which are in full force and effect, except where the failure to hold such license, franchise, permit, patent, trademark or authorization in full force and effect, to make such filing, application or registration or to pay such fee or assessment would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FTC. To the knowledge of FTC, no suspension or cancellation of any such necessary license, franchise, permit, patent, trademark or authorization is threatened. Except for such noncompliance or default that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FTC, FTC and each of its Subsidiaries have since

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January 1, 2019 complied with, and are not in default under, any applicable law, statute, order, rule, regulation, policy, agreement and/or guideline of any Governmental Entity or Regulatory Agency relating to FTC or any of its Subsidiaries, including, without limitation, laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Small Business Act of July 30, 1953, any regulations promulgated by the Consumer Financial Protection Bureau or the FDIC, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Neither FTC nor any of its Subsidiaries has received any written notice from any Governmental Entity or Regulatory Agency asserting that FTC or any of its Subsidiaries is in violation of or default with respect to any of the foregoing, except for such noncompliance or default that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FTC.
(b)FTC and each of its Subsidiaries are and since January 1, 2019, have been conducting operations at all times in compliance in all material respects with the Anti-Money Laundering Laws. FTC and each of its Subsidiaries have established and maintain a system of internal controls designed to ensure material compliance by each of them with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws. The board of directors of FBT has adopted and FBT has implemented an anti-money laundering program that contains customer identification verification procedures that has not been deemed ineffective by any Governmental Entity or Regulatory Agency and that meets the requirements of Sections 352 and 326 of the USA Patriot Act.
4.14Certain Contracts.
(a)Except as set forth in Section 4.14(a) of the FTC Disclosure Schedule, neither FTC nor any of its Subsidiaries is a party to, is bound or affected by, receives or is obligated to pay compensation or benefits under (i) any agreement, arrangement or commitment, including any agreement, indenture or other instrument relating to the borrowing of money by FTC or any of the Subsidiaries or the guarantee by FTC or any of the Subsidiaries of any obligation except for deposit liabilities, federal funds purchased, borrowings from the Federal Home Loan Bank and securities repurchase agreements entered into in the ordinary course of business; (ii) any contract, agreement or understanding with a labor union; (iii) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of FTC or any of the Subsidiaries upon execution of this Agreement or upon or following consummation of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events); (iv) any agreement, arrangement or understanding to which FTC or any of the Subsidiaries is a party or by which any of them is bound which limits the freedom of FTC or any of the Subsidiaries to compete in any line of

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business or with any person, or that involve any restriction of the geographic area in which, or method by which, they may carry on their business (other than as may be required by law or any Governmental Entity); (v) any joint venture, partnership or similar agreement, arrangement or understanding providing for the sharing of profits, losses, costs or liabilities by FTC or FBT with any other person; (vi) any purchase and assumption agreement with the FDIC; or (vii) any other agreement, arrangement or understanding to which FTC or any of the Subsidiaries is a party and which is material to the business, operations assets, liabilities, condition (financial or otherwise) or results of operations of FTC and the Subsidiaries, taken individually or as a whole (excluding loan agreements or agreements relating to deposit accounts); in each of the foregoing cases whether written or oral. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in the FTC Disclosure Schedule, is referred to herein as a “FTC Material Contract,” and neither FTC nor any of its Subsidiaries has received written notice of any default or any violation of the above by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FTC. Except as set forth in Section 4.14(a) of the FTC Disclosure Schedule, neither FTC nor any of its Subsidiaries is a party to any agreement, arrangement or commitment relating to the employment of a consultant or the employment, retirement, election or retention in office of any present or former director, officer or employee of FTC or FBT (other than those which are terminable at will without any further amounts being payable thereunder as a result of termination by FTC or FBT).
(b)In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FTC, (i) each FTC Material Contract is valid and binding on FTC or one of its Subsidiaries, as applicable, in full force and effect, and enforceable against, to the FTC’s knowledge, the other party(ies) thereto in accordance with their respective terms (except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), (ii) FTC and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to date under each FTC Material Contract, and no material nonperformance or defaults have been asserted in writing by the third-party counterparty thereto, (iii) to FTC’s knowledge, each third-party counterparty to each FTC Material Contract has in all respects performed all obligations required to be performed by it to date under such FTC Material Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of FTC or any of its Subsidiaries under any such FTC Material Contract.
4.15Agreements with Regulatory Agencies. Neither FTC nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any material civil monetary penalty by, or has been a recipient of any supervisory letter from or has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity, that, in each of any such cases, currently restricts in any material respect the conduct of its business, would restrict the consummation of the transactions contemplated by this Agreement or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, or its management or its business (each, whether or not set forth in the FTC Disclosure Schedule, a “FTC Regulatory Agreement”), nor has FTC or any of its

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Subsidiaries been advised in writing by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such FTC Regulatory Agreement. FTC and its Subsidiaries have fully reserved for any fines, penalties, restitution or other payments, if any, required under or pursuant to any FTC Regulatory Agreement.
4.16Real Estate.
(a)Section 4.16(a) of the FTC Disclosure Schedule sets forth, as of the date hereof, a list of all real property in which FTC or any of the FTC Subsidiaries hold an ownership interest (other than real property acquired through foreclosure or by deed in lieu thereof) (the “FTC Owned Real Property”) and all real property leases (including addresses) to which FTC or any of the FTC Subsidiaries is a party (whether as a (sub)lessor, (sub)lessee, guarantor or otherwise) (the “FTC Leases”; all real property in which FTC or any of the FTC Subsidiaries hold a leasehold interest, whether as lessee or sublessee, the “FTC Leased Real Property”; the FTC Leased Real Property and the FTC Owned Real Property, collectively, the “FTC Real Estate”). Except for the FTC Owned Real Property and the FTC Leases, as of the date hereof, neither FTC nor any of the FTC Subsidiaries owns any material interest (fee, leasehold or otherwise) in any real property (other than real property acquired in the ordinary course of business through foreclosure proceedings or through deed in lieu of foreclosure) and neither FTC nor any of the FTC Subsidiaries has entered into any material leases, arrangements, license or other agreements relating to the use, occupancy, sale, option, disposition or alienation of all or any portion of the FTC Owned Real Property.
(b)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FTC, all FTC Leases are in full force and effect and are binding and enforceable against FTC or a FTC Subsidiary, and to the knowledge of FTC, the other parties thereto, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True, correct and complete copies of all such FTC Leases, as amended or modified prior to the date hereof, have been provided or made available to BancPlus or its advisors.
(c)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FTC, FTC and the FTC Subsidiaries own good and marketable title to the FTC Owned Real Property, free and clear of any Liens, claims, equitable interests, options, mortgages, rights of first refusal, rights of first offer, encroachments, easements or restrictions of any kind, other than (i) Liens for Taxes not yet due and payable (or being contested in good faith and for which adequate reserves have been established in accordance with GAAP); (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, material; (iii) encroachments, easements or reservations thereof, rights of way, highway and railroad crossings, sewers, electric and other utility lines, telegraph and telephone lines, zoning, building code and other covenants, conditions and restrictions as to the use of such property that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FTC and (iv) imperfections or irregularities of title or other Liens that do not materially affect the value or use of the properties or assets subject thereto or affected

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thereby or otherwise materially impair business operations at such properties (collectively, the “Permitted Liens”).
(d)Except as provided in Section 4.16(d) of the FTC Disclosure Schedule or except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FTC, to the knowledge of FTC, (i) FTC and the FTC Subsidiaries are entitled to and have exclusive possession of the FTC Leased Real Property, (ii) the FTC Real Estate is not subject to any other legally binding lease, tenancy or license or any legally binding agreement to grant any such lease, tenancy or license that materially interferes with FTC’s or any of the FTC Subsidiaries’ use of the FTC Real Estate, (iii) there is no person in possession or occupation of, or who has any current right to possession or occupation of, the FTC Real Estate other than FTC and the FTC Subsidiaries, and (iv) there are no easements of any kind in respect of the FTC Real Estate materially and adversely affecting the rights of FTC and the FTC Subsidiaries to use the FTC Real Estate for the conduct of its business other than Permitted Liens.
(e)With respect to the FTC Real Estate, except as provided in Section 4.16(e) of the FTC Disclosure Schedule or as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FTC:
(i)FTC and its Subsidiaries are not in default under the terms of the FTC Leases with respect to the FTC Leased Real Property;
(ii)to the knowledge of FTC, the lessor of any FTC Leased Real Property is not in default under any of the terms of the FTC Leases;
(iii)to the knowledge of FTC, (A) there is no condemnation, zoning or other land use regulation proceeding, either instituted or planned to be instituted, that would adversely affect the use and operation of the FTC Real Estate as currently being used and operated by FTC and its Subsidiaries, and (B) there are no special assessment proceedings affecting the FTC Real Estate that, if a special assessment ultimately were imposed pursuant to such proceedings, would materially increase the cost of using and operating the FTC Real Estate as currently being used and operated by FTC and its Subsidiaries;
(iv)to the knowledge of FTC, none of the FTC Real Estate is located in (A) any special flood hazard area or zone on any official flood hazard map published by the United States Department of Housing and Urban Development (except as may pertain to possible 100-year flood plain status) or (B) any wetland area on any official wetland inventory map published by the United States Department of the Interior or any applicable state agency; and
(v)to the knowledge of FTC, all existing water, drainage, sewage and utility facilities relating to the FTC Real Estate are adequate for FTC’s and its Subsidiaries’ existing use and operation of the FTC Real Estate and all such facilities enter the FTC Real Estate directly from public rights-of-way or other public facilities.
(f)To the knowledge of FTC, the FTC Real Estate is zoned for the purposes for which it is being used by FTC and its Subsidiaries, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FTC.

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4.17Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors and option agreements, future and forward contracts (including commitments to sell mortgage loans) and other interest rate risk management arrangements (the “FTC Derivative Contracts”), whether entered into for the account of FTC or any of its Subsidiaries, or for the account of a customer of FTC or any of its Subsidiaries, were entered into in the ordinary course of business and, to FTC’s knowledge, in accordance in all material respects with prudent banking practice and applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time, and are legal, valid and binding obligations of FTC or its Subsidiaries enforceable in accordance with the terms thereof (except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. FTC and its Subsidiaries have duly performed in all material respects all of their material obligations under the FTC Derivative Contracts to the extent that such obligations to perform have accrued, and to FTC’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of the same by any other party thereunder. Without limiting the generality of the foregoing, no events or circumstances have occurred, or are reasonably likely to occur prior to the Effective Time, that would require FTC or FBT to purchase any mortgage loans sold to secondary market investors, nor has any such investor made any assertion to that effect.
4.18Undisclosed Liabilities. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FTC, neither FTC nor any of its Subsidiaries has any liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, except for liabilities and obligations (i) required to be set forth or adequately provided for in the FTC Financial Statements in accordance with GAAP consistently applied, (ii) incurred in the ordinary course of business and consistent with past practice since December 31, 2020 (none of which arises from a breach of any contract or agreement, breach of warranty, tort, infringement, violation of applicable law or any litigation or other proceeding or is otherwise a “loss contingency” within the meaning of Financial Accounting Standards Board Accounting Standard Codification 450, Contingencies), (iii) incurred in connection with this Agreement or the transactions contemplated hereby, or (iv) set forth in Section 4.18 of the FTC Disclosure Schedule.
4.19Properties and Insurance.
(a)All of the material tangible assets and other personal property owned or leased by FTC or any of its Subsidiaries or presently used by any of them in their respective business are in good condition (ordinary wear and tear excepted) and sufficient to carry on the business of FTC and its Subsidiaries in the ordinary course consistent with past practices. FTC and each of its Subsidiaries have good title to all material assets and properties, whether real or personal, tangible or intangible, reflected in FTC’s consolidated unaudited balance sheet as of December 31, 2020 or owned and acquired subsequent thereto (except for such assets and properties that have been disposed of for fair value in the ordinary course of business since December 31, 2020), free from any Liens except for Permitted Liens.
(b)Section 4.19(b) of the FTC Disclosure Schedule sets forth a list of all policies of fire, theft, flood, public liability, business interruption and other insurance (including fidelity

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bonds insurance) maintained by FTC and the Subsidiaries as of the date hereof. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FTC, (i) FTC and its Subsidiaries are insured against such risks and in such amounts, with such deductibles, as the management of FTC reasonably has determined to be prudent and consistent with industry practice, (ii) all insurance policies under which any of the assets or properties of FTC and its Subsidiaries are covered or otherwise relating to the business of FTC and its Subsidiaries (excluding policies required in respect to any Loans in which FTC or any of its Subsidiaries are named as additional insureds) are in full force and effect, and FTC and its Subsidiaries have paid or accrued (to the extent not due and payable) all premiums due, and has otherwise performed all of its obligations under each such insurance policy and (iii) the policy limits of insurance policies currently in effect covering assets, employees and operations of FTC and its Subsidiaries have not been eroded by the payment of claims or claim handling expenses.
4.20Intellectual Property; Data Privacy.
(a)Section 4.20 of the FTC Disclosure Schedule contains a complete and accurate list of all of FTC and each Subsidiary’s material U.S. and foreign (i) trademark or service mark registrations and applications, (ii) copyright registrations and applications, and (iii) Internet domain names. Neither FTC nor any of the Subsidiaries owns any patents or patent applications. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FTC, FTC and its Subsidiaries own or have a valid and enforceable license to use all FTC Intellectual Property, free and clear of all Liens and royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). The FTC Intellectual Property constitutes all of the Intellectual Property reasonably necessary to carry on the business of FTC and its Subsidiaries as currently conducted. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FTC, the FTC Intellectual Property is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither FTC nor any of its Subsidiaries has received any written notice challenging the validity or enforceability of the FTC Intellectual Property. To the knowledge of FTC, neither the FTC Intellectual Property nor the conduct of the business of FTC and its Subsidiaries violates, misappropriates, dilutes or infringes upon the intellectual property rights of any third party, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FTC, and FTC has not received any written notice from any third party asserting any such violation, misappropriation, dilution or infringement. To the knowledge of FTC, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by or licensed to or by FTC or any of its Subsidiaries, and no such claims have been made against a third party by FTC or any of its Subsidiaries. FTC and its Subsidiaries have taken commercially reasonable precautions to protect the secrecy, confidentiality and value of its trade secrets and confidential know-how. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies, but excluding off-the-shelf software), and all documentation (including user manuals and training materials) related to the foregoing (“Software”), logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any

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such registration or application; trade secrets and know-how; copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.
(b)FTC and FBT have in place commercially reasonable data protection and privacy policies and procedures to protect, safeguard and maintain the confidentiality, integrity and security of (i) FTC’s and FBT’s information technology systems, Software owned or purported to be owned by FTC and FBT (“FTC-Owned Software”), and (ii) all information, data and transactions stored or contained therein or transmitted thereby, including personally identifiable information, financial information, and credit card data (as such information or terms are defined and/or regulated under applicable laws, statutes, orders, rules, regulations, policies, agreements, and guidelines of any Governmental Entity or Regulatory Agency) (the “FTC Data”), against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, except where the failure to have in place such policies and procedures has not had and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FTC. FTC and FBT are in compliance with applicable confidentiality and data security laws, statutes, orders, rules, regulations, policies, agreements, and guidelines of any Governmental Entity or Regulatory Agency, and all industry standards applicable to the FTC Data, including card association rules and the payment card industry data security standards, except where such failure to be in compliance has not had and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FTC. Except as previously disclosed to BancPlus, to the knowledge of FTC, there currently are not any, and since January 1, 2020, have not been any unauthorized access to or breaches of the security of (i) any of FTC’s and FBT’s information technology systems, including the FTC-Owned Software; or (ii) FTC Data or any other such information collected, maintained or stored by or on behalf of FTC and FBT (or any unlawful acquisition, use, loss, destruction, compromise or disclosure thereof) that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FTC.
4.21Investment Securities; BOLI.
(a)Each of FTC and its Subsidiaries has good title to all securities and commodities owned by it in all material respects (except those sold under repurchase agreements), free and clear of any Lien (including any restriction, contractual or statutory, that would impair the ability of FTC or its Subsidiaries to freely dispose of such investment security at any time), except for investments classified as held to maturity as prescribed under the Financial Accounting Standards Board Accounting Standards Codification 320 and to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of FTC or its Subsidiaries. Such securities and commodities are valued on the books of FTC in accordance with GAAP in all material respects. FTC and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, FTC has made available to BancPlus the material terms of such policies, practices and procedures. With respect to all repurchase agreements of which FTC or any of its Subsidiaries is a party, FTC or such Subsidiary, as the case may be, has a valid, perfected first Lien in or evidence of ownership in book-entry form of the government securities or other collateral securing each such

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repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby under such agreement.
(b)FTC and FBT do not own any BOLI.
4.22Regulatory Capitalization. FBT is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FRB. FTC is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. FTC has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which would be reasonably expected to result in FTC or FBT failing to be “well-capitalized” within the next twelve (12) months.
4.23Loans; Nonperforming and Classified Assets.
(a)Except as set forth in Section 4.23(a) of the FTC Disclosure Schedule, as of the date hereof, neither FTC nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note, extension of credit, borrowing arrangement or other evidence of indebtedness (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), in which FTC or any of its Subsidiaries is a creditor which as of June 30, 2021, had an outstanding balance of $500,000 or more and, under the terms of which the obligor was, as of June 30, 2021, over sixty (60) days delinquent in payment of principal or interest. Section 4.23(a) of the FTC Disclosure Schedule sets forth a list of (i) each FTC Loan that as of June 30, 2021 had an outstanding balance and/or unfunded commitment of $500,000 or more, and the aggregate amount of all FTC Loans that as of June 30, 2021 had an outstanding balance and/or unfunded commitment of less than $500,000, and that as of such date (A) was contractually past due 60 days or more in the payment of principal and/or interest or was in default of any other material provision, (B) was on non-accrual status, (C) had a risk rating, based on FBT’s risk rating system of worse than five (5) or otherwise was classified as “substandard,” “doubtful” “loss,” “classified,” “criticized,” “impaired” or “special mention” (or words of similar import) by FBT or any Governmental Entity, (D) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the FTC Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (E) where a specific reserve allocation exists in connection therewith, or (F) which is required to be accounted for as a troubled debt restructuring in accordance with Accounting Standards Codification Topic 310-40; and (ii) each asset of FTC or any of its Subsidiaries that as of June 30, 2021 was classified as “other real estate owned,” “other repossessed assets” or as an asset to satisfy FTC loans, and the book value thereof as of such date. For each FTC Loan identified in accordance with the immediately preceding sentence, Section 4.23(a) of the FTC Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest and late fees, on each such Loan and the identity of the borrower thereunder as of June 30, 2021.
(b)The electronic data files delivered by FTC to BancPlus with respect to all outstanding FTC Loans are true, correct and complete in all material respects as of the date provided to or made available to BancPlus. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FTC, each Loan held in FBT’s loan portfolio (“FTC Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the knowledge of FTC, is a legal,

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valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. No material collateral has been released with respect to any FTC Loan unless approved by FBT and documented in its files.
(c)FBT has good and valid title to all currently outstanding FTC Loans free and clear of any Liens, except for Liens on Loans granted to the Federal Home Loan Bank of Dallas or the Federal Reserve Bank of Atlanta. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FTC, (i) there are no material oral modifications or amendments related to the FTC Loans that are not reflected in the written records of FBT, (ii) no claims of defense as to the enforcement of any FTC Loan have been asserted in writing against FBT for which there is a reasonable possibility of an adverse determination, and FTC has no knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a possibility of an adverse determination to FTC or FBT and (iii) none of the FTC Loans are presently serviced by third parties, and there is no obligation which could result in any FTC Loan becoming subject to any third party servicing.
(d)In all material respects, each outstanding FTC Loan has been solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained in accordance with the relevant notes or other credit or security documents, the applicable written underwriting and servicing standards of FBT (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(e)Except as set forth on Section 4.23(e) of the FTC Disclosure Schedule, neither FTC nor FBT is now nor has it been since January 1, 2019, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.
(f)Except as set forth in Section 4.23(f) of the FTC Disclosure Schedule, neither FTC nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any person which obligates FTC or any of its Subsidiaries to repurchase from any such person any Loan or other asset of FTC or any of its Subsidiaries solely on account of a payment default by the obligor on any such Loan.
(g)Since January 1, 2019, neither FTC nor any of its Subsidiaries has foreclosed upon, or taken a deed or title to, any real estate (other than single-family residential properties) without complying in all material respects with all applicable FDIC environmental due diligence standards (including FDIC Bulletin FIL-14-93, and update FIL-98-2006) or foreclosed upon, or taken a deed or title to, any such real estate if the environmental assessment indicates the liabilities under environmental laws are likely in excess of the asset’s value.
4.24Allowance for Loan and Lease Losses. FTC’s allowance for loan and lease losses as reflected in the unaudited balance sheet included in the FTC Financial Statements, was, as of the

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applicable date thereof, or will be, in the case of subsequently delivered financial statements, in compliance in all material respects with FTC’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Entities, the Financial Accounting Standards Board and GAAP.
4.25Investment Management and Related Activities. Except as set forth on Section 4.25 of the FTC Disclosure Schedule, neither FTC nor any of its Subsidiaries or any of their respective directors, officers, employees or authorized representatives is required to be registered, licensed or authorized under the laws issued by any Governmental Entity or Regulatory Agency as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, municipal securities dealer, an introducing broker, a registered representative or associated person, investment adviser representative or solicitor, a counseling officer, an insurance agent, or in any similar capacity with a Governmental Entity or Regulatory Agency. Neither FTC nor any of its Subsidiaries has received any written notice of proceedings relating to any obligation to be so registered, licensed or qualified.
4.26Deposit Insurance. The deposits of FBT are insured by the FDIC in accordance with the FDIA to the full extent permitted by law, and FBT has paid when due all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to FTC’s knowledge, threatened. As of the date hereof, except as set forth on Section 4.26 of the FTC Disclosure Schedule, none of FBT’s deposits or deposits of any of its Subsidiaries are “brokered” deposits (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or are subject to any material Lien, legal restraint or other legal process (other than garnishments, pledges, Liens, levies, subpoenas, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of it or any of its Subsidiaries.
4.27CRA, Anti-money Laundering and Customer Information Security. FBT has received a CRA rating of “Satisfactory” in its most recent exam under the CRA. Neither FTC nor any of its Subsidiaries is, as of the date hereof, a party to any agreement with any individual or group regarding CRA matters and, to FTC’s knowledge, no facts or circumstances exist which would cause FTC or any of its Subsidiaries: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”; (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by FTC pursuant to 12 C.F.R. Part 364.
4.28Transactions with Affiliates. Except as set forth on Section 4.28 of the FTC Disclosure Schedule or for transactions, agreements, arrangements or understandings between FTC

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and any of its Subsidiaries, there are no outstanding amounts payable to or receivable from, or advances by FTC or any of its Subsidiaries to, and neither FTC nor any of its Subsidiaries is otherwise a creditor or debtor to, any director, executive officer, five percent (5%) or greater shareholder or other affiliate of FTC or any of its Subsidiaries, or to FTC’s knowledge, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, other than part of the normal and customary terms of such persons’ employment or service as a director with FTC or any of its Subsidiaries and other than deposits held by FBT or Loans made, administered or serviced by FBT in the ordinary course of business and in compliance in all material respects with Regulation O (12 C.F.R. Part 215) and all other applicable laws and regulations. All agreements between FTC or any of its Subsidiaries and any of their respective affiliates comply in all material respects, to the extent applicable, with Regulation W of the FRB.
4.29Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose on FTC or any of its Subsidiaries, or that could reasonably be expected to result in the imposition on FTC or any of its Subsidiaries of, any liability or obligation arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, pending or, to the knowledge of FTC, threatened against FTC or any of its Subsidiaries, and to the knowledge of FTC there is no reasonable basis for any such proceeding, claim, action or governmental investigation, in each case which liability or obligation would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on FTC. Neither FTC nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, Governmental Entity, Regulatory Agency or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on FTC.
4.30State Takeover Laws. The board of directors of FTC has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby any applicable provisions of the takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”).
4.31Reorganization. FTC is not aware of any fact or circumstance that would reasonably be expected to prevent the Share Exchange, the Corporate Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.32Information Supplied. The information relating to FTC and its Subsidiaries and their respective directors and officers that is provided by FTC or its representatives to BancPlus specifically for inclusion or incorporation by reference in (a) the Proxy Statement, on the date it (and any amendment or supplement thereto) is filed and first mailed to FTC’s shareholders and at the time of the FTC Shareholders’ Meeting, (b) the Form S-4, when it and any amendment thereto is filed and becomes effective under the Securities Act, and (c) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the

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circumstances in which they are made, not misleading; provided, that information as of a later date shall be deemed to modify information as of an earlier date. The portions of the Proxy Statement relating to FTC and its Subsidiaries and their respective directors and officers will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by FTC with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of BancPlus or its Subsidiaries for inclusion in the Proxy Statement or the Form S-4.
4.33Opinion of FTC Financial Advisor. Prior to the execution of this Agreement, the board of directors of FTC has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Piper Sandler & Co., to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions and limitations set forth therein, the Share Exchange Consideration is fair from a financial point of view to the holders of FTC Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.
4.34Regulatory Matters. Neither FTC nor any of its Subsidiaries has taken or agreed to take any action which could reasonably be expected to materially impede or delay receipt of any consents of Regulatory Authorities referred to in Section 6.1 or result in failure of the condition in Section 7.1(b).
4.35No Existing Discussions. As of the date hereof, neither FTC nor FBT is engaged, directly or indirectly, in any negotiations or discussions with any other person with respect to an Acquisition Proposal, except as allowed by Section 6.10 of this Agreement.
4.36Indemnification. No present or former director, officer, employee or agent of FTC or any of its Subsidiaries has asserted any claim for indemnification from any of FTC or its Subsidiaries. To the knowledge of FTC, no action or failure to take action by any present or former director, officer, employee or agent of FTC or its Subsidiaries or other event has occurred, or has been alleged to have occurred, which occurrence or allegation would reasonably be expected to give rise to any claim by any such present or former director, officer, employee or agent for indemnification from any of FTC or its Subsidiaries.
4.37Minute Books. Since January 1, 2019, the minute books, including any attachments thereto, of FTC and its Subsidiaries contain complete and accurate records in all material respects of all meetings and other material corporate action held or taken by their respective boards of directors or comparable governing bodies (including committees thereof) and shareholders, members or trustees, as applicable.
4.38Certain Business Practices. Neither FTC nor any of its Subsidiaries, and, to the knowledge of FTC, no director, officer, agent or employee of FTC or any of its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

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4.39Vote Required. The only vote of the holders of any class or series of FTC Capital Stock required by applicable law to adopt this Agreement and approve the transactions contemplated hereby, including the Share Exchange and the Corporate Merger, is the Requisite FTC Approval.
4.40No Further Representations.
(a)Except for the representations and warranties made by FTC and FBT in this Article IV, neither FTC, FBT nor any other person makes any express or implied representation or warranty with respect to FTC, its Subsidiaries, or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise), and each of FTC and FBT hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither FTC, FBT nor any other person makes or has made any representation or warranty to BancPlus or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to FTC, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by FTC and FBT in this Article IV, any oral or written information presented to BancPlus or any of its affiliates or representatives in the course of their due diligence investigation of FTC and FBT, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)Each of FTC and FBT acknowledges and agrees that neither BancPlus, BankPlus nor any other person has made or is making, and it has not relied upon, any express or implied representation or warranty regarding BancPlus or any of its Subsidiaries other than those contained in Article III.
ARTICLE V.
COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated, required or permitted by this Agreement (including as expressly set forth in Section 5.1 or Section 5.2 of the FTC Disclosure Schedule, in the case of FTC and FBT, or Section 5.1 or Section 5.3 of the BancPlus Disclosure Schedule, in the case of BancPlus and BankPlus), required by law or as consented to in writing by BancPlus, in the case of FTC and FBT, or FTC, in the case of BancPlus and BankPlus (such consent in each case not to be unreasonably withheld, conditioned or delayed), (a) each of FTC and BancPlus shall, and shall cause their respective Subsidiaries to, conduct its business in the ordinary course in all material respects consistent with past practice and prudent banking practice and use reasonable best efforts to maintain and preserve intact its business organization, their rights, franchise and other authorizations issued by Governmental Entities and their current relationships with customers, regulators, employees and other persons with whom they have business relationships, and (b) each of FTC and BancPlus shall, and shall cause their respective Subsidiaries to, take no action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

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FTC agrees to promptly notify BancPlus if after the date hereof FTC or FBT makes or acquires any loan or issues a commitment (or renews or extends an existing commitment) for any loan relationship having total credit exposure to the applicable borrower (and its affiliates), as calculated for applicable loan-to-one borrower regulatory limitations, in excess of $2,500,000, or amends, renews, restructures or modifies in any material respect any existing loan relationship, that would result in total credit exposure to the applicable borrower (and its affiliates), as calculated for applicable loan-to-one borrower regulatory limitations, in excess of $2,500,000.
5.2FTC Forbearances. Without limiting Section 5.1, during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.2 of the FTC Disclosure Schedule and except as expressly contemplated or permitted by this Agreement or as required by law, FTC shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of BancPlus (which consent shall not be unreasonably withheld, conditioned or delayed):
(a)other than in the ordinary course of business consistent with past practice, create or incur, modify, extend or renegotiate any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of FTC or any of its wholly owned Subsidiaries to FTC or any of its wholly owned Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall be limited to the creation of deposit liabilities, purchases of Federal funds, borrowings from the Federal Home Loan Bank of Dallas or the Federal Reserve Bank of Atlanta, and sales of certificates of deposit); provided, that FBT shall not accept any additional brokered deposits other than reciprocal Certificate of Deposit Account Registry Services products with terms to maturity not in excess of 120 days;
(b)(i) adjust, split, combine or reclassify any shares of FTC Capital Stock; (ii) set any record or payment dates for the payment of any dividends or other distributions on any FTC Capital Stock or make, declare, set aside or pay any dividend (in cash, stock or a combination thereof), or make any other distribution, or directly or indirectly redeem, purchase or otherwise acquire, any shares of FTC Capital Stock, FTC Trust Preferred Securities, any equity interest of any Subsidiary of FTC or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of FTC Capital Stock or such Subsidiary equity interests except for any of the following that occur on or prior to the Effective Date (1) dividends paid to holders of FTC Capital Stock that are consistent with past practice and made in the ordinary course of business, (2) dividends paid by any of the wholly owned Subsidiaries of FTC to FTC or any of its wholly owned Subsidiaries in compliance with applicable laws, (3) redemption of stock of FTC held by FTC Benefit Plans required for proper operation of such plans, (4) required dividends or distributions in respect of the FTC Trust Preferred Securities, (5) the FTC AAA Account Distribution, and (6) the Stock Appreciation Unit Cash Out Amount; (iii) issue or grant any FTC Equity Rights or other stock options, stock appreciation rights, performance shares, shares of restricted stock, restricted stock units, or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of FTC Capital Stock or any equity interest of any Subsidiary of FTC; (iv) issue, sell or otherwise permit to become outstanding any additional shares of FTC

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Capital Stock, any equity interest of any Subsidiary of FTC or securities convertible or exchangeable into, or exercisable for, any shares of FTC Capital Stock or any such Subsidiary equity interests or any options, warrants or other rights of any kind to acquire any shares of FTC Capital Stock or any such Subsidiary equity interests, except pursuant to the deferral of compensation in the form of FTC Capital Stock under a FTC Deferred Compensation Plan in accordance with the terms of a deferral election that is outstanding as of the date of this Agreement and a FTC Deferred Compensation Plan; or (v) enter into any agreement, undertaking or arrangement with respect to the sale or voting of any FTC Capital Stock or other equity interests of FTC or any equity interest of any Subsidiary of FTC;
(c)except as required by the terms of any FTC Benefit Plan or contract, (i) increase the wages, salaries, compensation, employee benefits or incentives payable to any officer, employee, or director of FTC or any of its Subsidiaries, except for increases in compensation and benefits in the ordinary course of business consistent with past practice, provided, that such increases shall not exceed, in the aggregate, three percent (3.0%) of the aggregate cost of all employee compensation and benefits in effect as of the date hereof, even if consistent with past practices, (ii) pay any pension or retirement allowance, except in the ordinary course of business consistent with past practice, (iii) pay any bonus, except in the ordinary course of business consistent with past practice, (iv) become a party to, amend or commit to enter into any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, except (A) with respect to agreements entered into with newly hired employees who are not executive officers or agreements terminable on less than thirty (30) days’ notice without penalty or (B) for amendments of FTC Benefit Plans as may be required by law, or (v) grant any severance, termination pay or other benefit payable upon a change in control of FTC or FBT;
(d)(i) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets, (ii) cancel, release or assign any indebtedness owed to FTC or any of its Subsidiaries or any claims held by any such person except, subject to Section 5.2(n), sales of loans, loan participations, investment securities and other real estate owned in the ordinary course of business consistent with past practice to non-affiliates of FTC, and any cancellation or release in connection with the satisfaction of indebtedness owed to FTC or any of its Subsidiaries; provided, that, for the avoidance of doubt, the parties agree that any sale of a loan for an amount less than 90% of its carrying value (as determined in accordance with GAAP and applicable law), or any sale of other real estate owned with a carried value in excess of $200,000 for an amount less than 90% of its carried value shall not, in either case, be considered a sale in the ordinary course of business;
(e)enter into any new line of business or, except as in the ordinary course of business, change, amend or modify in any material respect its lending, investment, deposit, underwriting, risk and asset liability management, interest rate/fee pricing with respect to loans or deposits and other banking and operating policies that are material to FTC and its Subsidiaries, taken as a whole, except as required by applicable law, regulation or policies imposed by any Governmental Entity or Regulatory Agency;
(f)except for transactions made in the ordinary course of business consistent with past practice as well as those listed in Section 5.2(f) of the FTC Disclosure Schedule, make any

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material capital expenditures that exceed $100,000, either by purchase or sale of fixed assets, property transfers, or purchase or sale of any property or assets of any other person;
(g)permit the commencement of any construction of new structures or facilities upon, or purchase or lease, any real property in respect of any branch or other facility, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of FTC or FBT;
(h)except for transactions in the ordinary course of business (including by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith), acquire all or a material portion of the equity securities, assets, business, deposits or properties of any other entity;
(i)knowingly take any action, or fail to take any action, which action or failure to act would reasonably be expected to prevent the Share Exchange, the Corporate Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;
(j)amend the FTC Articles or the FTC Bylaws or the organizational documents of any Subsidiary of FTC;
(k)(i) terminate, materially amend, or waive any material provision of any FTC Material Contract or any agreement or contract with any affiliate or otherwise subject to Regulation O or Regulation W, or make any material change in any instrument or agreement governing the terms of any of its securities, in each case other than normal renewals in the ordinary course of business, (ii) enter into any contract that would constitute a FTC Material Contract if it were in effect on the date of this Agreement other than a FTC Material Contract involving an amount in excess of $250,000, or (iii) enter into any transaction with an affiliate other than in the ordinary course of business and otherwise in compliance with Regulation O and Regulation W;
(l)except for transactions in the ordinary course of business, make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person;
(m)merge or consolidate with any other person, incorporate or organize any Subsidiary, or restructure, reorganize or completely or partially liquidate or dissolve;
(n)materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except for the management of interest rate exposure consistent with the past practices of FTC, as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity or Regulatory Agency or requested by a Governmental Entity or Regulatory Agency;
(o)invest in any mortgage-backed or mortgage related securities that would be considered “high-risk” securities under applicable pronouncements of the FDIC or other Governmental Entities or, without previously notifying and consulting with BancPlus, purchase or

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otherwise acquire any debt security with a remaining term as of the date of such purchase or acquisition of greater than three (3) years for FTC or FBT’s own account;
(p)(i) other than settlement of foreclosure actions or debt workouts in the ordinary course of business, settle any material claim, suit, action or proceeding in an amount and for consideration in excess of $50,000 individually or $250,000 in the aggregate (net of any insurance proceeds or indemnity, contribution or similar payments actually received by FTC or any of its Subsidiaries in respect thereof) or that would impose any restriction on the business of it or its Subsidiaries or the Surviving Corporation or its Subsidiaries, or (ii) agree or consent to the issuance of any judgment, order, writ or injunction restricting or otherwise affecting its business operations;
(q)knowingly take or fail to take any action that is intended or is expected to result in any of the conditions to the Share Exchange, the Corporate Merger and Bank Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except as required by applicable law;
(r)implement or adopt any material change in its financial accounting principles, practices or methods or system of internal controls, materially revalue any of its assets (including, for the avoidance of doubt, any Special Asset), including write-offs of indebtedness, or change any of its methods of reporting income and deductions for federal income tax purposes, other than as may be required by applicable law or regulation, GAAP or regulatory guidelines or policies imposed by any Governmental Entity or Regulatory Agency, as concurred in by FTC’s independent accountants;
(s)make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service Loans or (ii) its hedging practices and policies, in each case except as may be required by such policies and practices or by any applicable laws, regulations, guidelines or policies imposed by any Governmental Entity or Regulatory Agency;
(t)make, change or revoke any material Tax election, change any annual Tax accounting period, adopt or materially change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to Taxes, or settle or compromise any Tax claim, audit, assessment or dispute or surrender any right to claim a refund, offset or other reduction of a material amount of Taxes;
(u)enter into any leveraged arbitrage programs, any futures contract, option or other agreement, or take any action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;
(v)except as listed in Section 5.2(v) of the FTC Disclosure Schedule, hire, transfer or promote any person as an officer or employee of FTC or any of its Subsidiaries whose annual base salary or base wage is greater than $100,000 or terminate the employment of any officer or employee whose annual base salary or base wage is greater than $100,000, other than for cause;

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(w)knowingly take or fail to take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby on a timely basis; or
(x)agree to take, make any commitment to take, or adopt any resolutions of its board of directors or a committee thereof in support of, any of the actions prohibited by this Section 5.2.
5.3BancPlus Forbearances. Without limiting Section 5.1, during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.3 of the BancPlus Disclosure Schedule and except as expressly contemplated or permitted by this Agreement or as required by law, BancPlus shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of FTC (which consent shall not be unreasonably withheld, conditioned or delayed):
(a)knowingly take any action, or fail to take any action, which action or failure to act is reasonably likely to prevent the Share Exchange, the Corporate Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;
(b)amend the BancPlus Articles or the BancPlus Bylaws or the organizational documents of any Subsidiary of BancPlus in a way that would reasonably be expected to adversely affect (i) BancPlus’s or its Subsidiary’s, as applicable, ability to perform its obligations under this Agreement or (ii) the rights of a holder of BancPlus Common Stock;
(c)knowingly take or fail to take any action that is intended or is expected to result in any of the conditions to the Share Exchange, the Corporate Merger or the Bank Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except as required by applicable law;
(d)knowingly take or fail to take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby on a timely basis;
(e)set any record or payment dates for the payment of any dividends or other distributions on any BancPlus Capital Stock or make, declare, set aside or pay any dividend (in cash, stock or a combination thereof), or make any other distribution, or directly or indirectly redeem, purchase or otherwise acquire, any shares of BancPlus Capital Stock, BancPlus Trust Preferred Securities, any equity interest of any Subsidiary of BancPlus or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of BancPlus Capital Stock or such Subsidiary equity interests except (1) dividends paid to holders of BancPlus Capital Stock that are consistent with past practice and made in the ordinary course of business; (2) dividends paid by any of the wholly owned Subsidiaries of BancPlus to BancPlus or any of its wholly owned

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Subsidiaries in compliance with applicable laws, and (3) required dividends or distributions in respect of the BancPlus Trust Preferred Securities; or
(f)agree to take, make any commitment to take, or adopt any resolutions of its board of directors or a committee thereof in support of, any of the actions prohibited by this Section 5.3.
ARTICLE VI.
ADDITIONAL AGREEMENTS
6.1Regulatory Matters.
(a)Subject to the receipt of reasonable cooperation from FTC, BancPlus shall promptly prepare and file with the SEC, no later than Forty (40) business days after the date of this Agreement, the Proxy Statement and the Form S-4. The parties shall use their respective reasonable best efforts in consultation with their respective legal counsel to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and FTC shall thereafter promptly mail or deliver the Proxy Statement to its shareholders. BancPlus shall also use reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and FTC shall promptly furnish all information concerning FTC and the holders of FTC Capital Stock as may be reasonably requested in connection with any such action. If at any time (i) any event occurs with respect to any party or (ii) any change in the information relating to any of the parties, or their respective affiliates, officers or directors, supplied by a party for inclusion in the Proxy Statement or the Form S-4 should be discovered by a party, which event or changed information should be described or set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the party which discovers such event or information shall promptly notify the other parties hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such event or information shall be promptly filed with the SEC and mailed, delivered or otherwise made available to the shareholders of FTC.
(b)The parties hereto shall cooperate with each other and use their respective reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable to comply with all legal requirements applicable to the transactions contemplated hereby, including to promptly prepare and file and cause their applicable Subsidiaries to promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, waivers, approvals and authorizations of all third parties and Governmental Entities or Regulatory Agencies which are reasonably necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Share Exchange, the Corporate Merger and the Bank Merger) or to avoid any fee or penalty under any contract or agreement arising in connection with the transactions contemplated hereby, and to comply with the terms and conditions of all such permits, consents, waivers, approvals and authorizations of all such Governmental Entities, Regulatory Agencies and third parties. Without limiting the generality of the foregoing, as soon as practicable and in no event later than thirty (30) business days after the date of this Agreement, BancPlus shall, and shall cause its Subsidiaries to, each prepare and file any applications, notices and filings required to be filed with

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any Governmental Entity or Regulatory Agency, including the FRB, FDIC, or MDBCF, in order to obtain the Requisite Regulatory Approvals. The parties hereto agree that they will consult with the other parties hereto with respect to the obtaining of all permits, waivers, consents, approvals and authorizations of all third parties, Governmental Entities and Regulatory Agencies necessary or advisable to consummate the transactions contemplated by this Agreement, consider in good faith the views of the others in connection with any proposed written or material oral communication with any Governmental Entity or Regulatory Agency related to the transactions contemplated by this Agreement, and each party will keep the others apprised of the status of matters relating to completion of the transactions contemplated herein. BancPlus and FTC agree to promptly furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as reasonably may be necessary or advisable in connection with the Proxy Statement, the Form S-4, the Requisite Regulatory Approvals and any application, petition or other statement or application made by or on behalf of BancPlus, BankPlus, FTC or FBT or any of their affiliates to any Governmental Entity or Regulatory Agency in connection with the transactions contemplated by this Agreement. BancPlus and FTC shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to BancPlus or FTC, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity or Regulatory Agency in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each party shall consult with the other in advance of any meeting or conference with any third party or any Governmental Entity or Regulatory Agency in connection with the transactions contemplated by this Agreement and, unless prohibited by such Governmental Entity or Regulatory Agency, give the other party and its counsel the opportunity to attend and participate in such meetings and conferences, except to the extent such meetings and conferences relate to confidential supervisory information. Each party will provide the other with copies of any applications, notices, petitions or filings, and all correspondence relating thereto, prior to filing, other than any portions of material filed in connection therewith that contain confidential supervisory information or other information filed under a claim of confidentiality and, in each case, subject to applicable laws relating to the exchange of information. Each party acknowledges and agrees that nothing in this Agreement, including this Section 6.1, Section 6.2 and Section 6.8, shall require any party to provide confidential supervisory information to any other party.
(c)In furtherance and not in limitation of the foregoing, each of BancPlus and FTC shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every objection or impediment so as to enable the Closing to occur as soon as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of businesses or assets of BancPlus, FTC and their respective Subsidiaries and committing to any Governmental Entity or Regulatory Agency to maintain, and maintaining, capital levels and capital ratios at a level specified by such Governmental Entity or Regulatory Agency, and raising capital in connection therewith. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall require BancPlus or FTC or their respective Subsidiaries to take, or agree to take, and FTC and

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its Subsidiaries shall not be permitted to take or agree to take, without BancPlus’s written consent in its sole discretion, any actions specified in this Section 6.1(c) or agree to any condition or restriction in connection with obtaining any Required Regulatory Approval that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Share Exchange, the Corporate Merger and the Bank Merger (including, for the avoidance of doubt, any determination by a Governmental Entity or Regulatory Agency that the Bank Merger may not be consummated as contemplated hereby immediately following the Effective Time) or other condition or requirement which in the opinion of BancPlus and FTC, in their reasonable discretion, would materially adversely impact the economic or business benefits of the transactions contemplated in this Agreement (a “Burdensome Condition”); provided, that if reasonably required by BancPlus, FTC and FBT shall take (or agree to take) any such action, or agree to any such condition or restriction, so long as such action or such agreement with respect to any condition or restriction is binding only in the event the Closing occurs.
(d)Each of BancPlus and FTC agrees, as to itself and its Subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 and each amendment or supplement thereto, if any, is filed and becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date it is filed with the SEC, at the date of mailing to shareholders and at the time of the FTC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make any statement therein, in light of the circumstances under which such statement was made, not misleading. Each of BancPlus and FTC further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Form S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Form S-4 or the Proxy Statement.
(e)To the extent permitted by applicable law, FTC and BancPlus shall promptly advise each other upon their (or their Subsidiaries’) receiving any communication from any Governmental Entity or Regulatory Agency whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained, that the receipt of any such approval will be materially delayed or that a Burdensome Condition might be imposed on any such Requisite Regulatory Approval.
6.2Access to Information.
(a)Upon reasonable notice and subject to applicable laws, each of BancPlus and FTC, for the purposes of verifying the representations and warranties of the other and preparing for the Share Exchange and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel,

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advisors and other representatives of the other party, access, upon reasonable prior notice and during normal business hours during the period prior to the Effective Time and in a manner so as not to interfere with normal business operations, to all of its properties, books, contracts, commitments, personnel, information technology systems and records and each shall reasonably cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or the other party), and, during such period, during normal business hours and in a manner so as not to interfere with normal business operations, each of BancPlus and FTC shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which it or any of its Subsidiaries is not permitted to disclose under applicable law) and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as the other party may reasonably request. Neither BancPlus nor FTC nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of BancPlus’s or FTC’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will attempt to obtain waivers or make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)The Confidentiality Agreement, dated as of August 5, 2021, entered into by and between BancPlus and FTC (the “Confidentiality Agreement”) will remain in full force and effect following the date of this Agreement, whether or not the Share Exchange, Corporate Merger or Bank Merger occurs, in accordance with the terms thereof, and each of BancPlus, BankPlus, and FTC and FBT shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to this Agreement in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.
(c)No investigation by any of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other party or parties set forth herein.
6.3Requisite Shareholder Approval; FTC Adverse Recommendation Change; Right to Match.
(a)As soon as reasonably practicable after the Form S-4 is declared effective for the purpose of registering a number of shares of BancPlus Common Stock equal to the Aggregate Stock Consideration under the Securities Act and obtaining the Requisite FTC Approval required in connection with this Agreement, the Share Exchange, the Corporate Merger and, if so desired and mutually agreed upon, other matters of the type customarily brought before an annual or special meeting of shareholders to approve a share exchange or merger agreement, FTC shall take, in accordance with applicable law, the FTC Articles and the FTC Bylaws, all action necessary to duly

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call, convene and hold a meeting of the shareholders of FTC (including any adjournments, the “FTC Shareholders’ Meeting”). Subject to the remainder of this Section 6.3, FTC and its board of directors shall recommend that FTC’s shareholders approve this Agreement and the transactions contemplated hereby (and shall include such recommendations in the Proxy Statement), and FTC and its board of directors shall otherwise use its reasonable best efforts to obtain from the shareholders of FTC the Requisite FTC Approval. Except as expressly permitted by this Section 6.3, and after compliance with this Agreement, neither the board of directors of FTC nor any committee thereof shall (i) withhold, withdraw, amend, modify or qualify (or propose publicly to do any of the foregoing) in a manner adverse in any respect to the interests of BancPlus, its recommendation that FTC’s shareholders approve this Agreement and the transactions contemplated hereby or take any action or make any statement in connection with the FTC Shareholders’ Meeting inconsistent with such recommendation or approval or (ii) approve or recommend (or publicly propose to approve or recommend) any Acquisition Proposal (a “FTC Adverse Recommendation Change”). For purposes hereof, a FTC Adverse Recommendation Change shall include any failure by FTC’s board of directors to recommend against an Acquisition Proposal. Notwithstanding the foregoing or anything to the contrary contained herein, subject to Section 6.10 and Article VIII, at any time prior to, but not after, obtaining the Requisite FTC Approval, if the board of directors of FTC, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then the board of directors of FTC may modify or qualify its recommendation or effect a FTC Adverse Recommendation Change, and in submitting this Agreement to its shareholders, the board of directors of FTC may submit this Agreement to its shareholders without recommendation or with such modified or qualified recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the board of directors of FTC may communicate the basis for its lack of a recommendation or such modified or qualified recommendation to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto; provided, that FTC and its board of directors may not take any actions under this sentence unless (i) FTC shall have complied in all respects with this Section 6.3 and with Section 6.10 and (ii) the following requirements are met:
(A)FTC gives BancPlus at least five (5) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the board of directors of FTC in response to an Acquisition Proposal with respect to FTC, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances if not in response to an Acquisition Proposal with respect to FTC);
(B)in the event such action is taken by the board of directors of FTC in response to an Acquisition Proposal with respect to FTC, FTC’s board of directors, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that such Acquisition Proposal is a Superior Proposal that has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by BancPlus under this Section 6.3;

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(C)during such notice period and any additional notice periods, FTC has negotiated, and has caused its Representatives to negotiate, in good faith with BancPlus to the extent BancPlus wishes to negotiate (and nothing herein shall create or imply that BancPlus has any obligation to so negotiate) to enable BancPlus to propose revisions to the terms of this Agreement that obviate the need of FTC’s board of directors to effect a FTC Adverse Recommendation Change, including, in the case of a Superior Proposal, by proposing such terms so as to make such Superior Proposal no longer a Superior Proposal; and
(D)at the end of such notice period, the board of directors of FTC takes into account any amendment or modification to this Agreement proposed by BancPlus and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that the Acquisition Proposal continues to constitute a Superior Proposal and that it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement.
Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3; provided, that with respect to any such amendment, the applicable notice period in this Section 6.3 shall be five (5) business days.
(b)FTC shall adjourn or postpone the FTC Shareholders’ Meeting if (i) as of the time for which such meeting is originally scheduled there are insufficient shares of FTC Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or (ii) on the date of such meeting FTC has not received proxies representing a sufficient number of shares necessary to obtain the Requisite FTC Approval; provided, that FTC shall not be required to adjourn or postpone the FTC Shareholders’ Meeting more than one (1) time.
6.4Legal Conditions to Transactions. Subject in all respects to Sections 6.1 and 6.3, FTC and BancPlus shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions reasonably necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Share Exchange, the Corporate Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other parties to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity or Regulatory Agency without the imposition of any Burdensome Condition and any other third party that is required to be obtained by BancPlus, FTC or their respective Subsidiaries in connection with the Share Exchange, the Corporate Merger, the Bank Merger and the other transactions contemplated by this Agreement.
6.5Employee Benefit Plans; Existing Agreements.
(a)During the period commencing at the Effective Time and ending on the first anniversary thereof, BancPlus or its Subsidiaries shall provide each employee of FTC and its Subsidiaries who continues to be employed by BancPlus or its Subsidiaries immediately following the Effective Time (a “Continuing Employee”) with base salary, incentive compensation

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opportunities and employee benefits that are no less favorable in the aggregate than the base salary, incentive compensation opportunities and employee benefits provided by FTC or any of it Subsidiaries to such Continuing Employee immediately prior to the Effective Time. BancPlus shall recognize all service of the Continuing Employees with FTC and its Subsidiaries (i) for purposes of eligibility and vesting under each employee benefit plan, program or arrangement established or maintained for employees of BancPlus or any of its Subsidiaries and (ii) for purposes of benefits accrual under any such plans, program or arrangements that provide for seniority-based severance, paid-time off or vacation pay; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall also be recognized for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Each BancPlus benefit plan, program or arrangement shall waive pre-existing condition limitations to the same extent waived under a corresponding FTC Benefit Plan. To the extent practicable, Continuing Employees shall be given credit for amounts paid under a FTC Benefit Plan for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the corresponding BancPlus plan.
(b)BancPlus hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the FTC Benefit Plans shall occur at the Effective Time.
(c)FTC shall, prior to the Effective Time, terminate the FTC 401(k) Plan (the “FTC Retirement Plan”) and shall (i) adopt written resolutions, approved in advance in writing by BancPlus and its legal counsel, (certified copies of which will be provided to BancPlus at or before Closing) to terminate the FTC Retirement Plan and fully vest all participants in their benefits thereunder, such termination and vesting to be effective on or before the date immediately preceding the Effective Time; (ii) deliver to BancPlus, prior to the Closing, copies of the notices of the FTC Retirement Plan termination provided to the participants and to any trustees and custodians of the FTC Retirement Plan and/or their assets; (iii) amend the FTC Retirement Plan for compliance with all current provisions of the Code, ERISA and other laws applicable thereto and to reflect the termination and provide a copy of such amendment to BancPlus at or prior to closing; and (iv) prior to the termination of the FTC Retirement Plan, only make contributions that are reasonable and consistent with past practice. The parties acknowledge and agree that termination of the FTC Retirement Plan must be initiated, but may not be completed, prior to the Effective Time. The Continuing Employees shall be eligible to participate, effective as of the Closing Date, in the BancPlus KSOP. BancPlus and FTC shall take any and all actions as may be required, including amendments to the FTC Retirement Plan and/or BancPlus KSOP, to permit each Continuing Employee who is a participant in the FTC Retirement Plan to be eligible to commence participation in the BancPlus KSOP as of the Closing Date, make rollover contributions to the BancPlus KSOP of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) of amounts distributable to such Continuing Employee from the FTC Retirement Plan and accept rollovers of any plan loans.
(d)Prior to the Effective Time, FTC shall, and shall cause each of its Subsidiaries to, adopt written resolutions, approved in advance in writing by BancPlus and its legal counsel, (a certified copy of which shall be delivered to BancPlus at the Closing) to terminate and liquidate in accordance with Treas. Reg. 1.409A-3(j)(4)(ix)(B) (i) the provisions of any employment

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agreement entered into by FTC or its Subsidiaries constituting a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code, (ii) each FTC Deferred Compensation Plan, and (iii) each other agreement entered into between FTC or a FTC Subsidiary and any employee, director, officer, consultant, independent contractor or other individual which constitutes a nonqualified deferred compensation plan within the meaning of Section 409A(d)(1) of the Code set forth in Section 6.5(d) of the FTC Disclosure Schedule, all such terminations and liquidations to be effective immediately after the Effective Time and intended to be made in full compliance with Section 409A of the Code. The parties acknowledge and agree that such terminations and liquidations must be initiated, but may not be completed, prior to the Effective Time. Each employee or deferred compensation plan participant who is a party to or participant in any such plan or arrangement shall execute and deliver to BancPlus at the Closing an acknowledgement and release of claims in the form provided in Section 6.5(d) of the BancPlus Disclosure Schedule.
(e)Nothing in this Agreement shall confer upon any employee, officer, director or consultant of FTC or any of its Subsidiaries or affiliates any right to continue in the employ or service of BancPlus, the Surviving Corporation, FTC, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, FTC, BancPlus or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of FTC or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any FTC Benefit Plan, BancPlus Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of BancPlus, the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular FTC Benefit Plan, BancPlus Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of and subject to Section 9.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of FTC or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
6.6Indemnification; Directors’ and Officers’ Insurance.
(a)In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, LLC manager or officer of FTC or any of its Subsidiaries, or who is or was serving at the request of FTC or any of its Subsidiaries as a director, LLC manager, officer or agent of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that such person is or was a director, LLC manager, or officer of FTC or any of its Subsidiaries or any of their predecessors or is or was serving at the request of FTC or any of its Subsidiaries or any of their predecessors as a director, LLC manager, officer or agent of another person or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto as

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provided in this Section 6.6(a). From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless, to the same extent as the Indemnified Parties would have been indemnified under the FTC Articles and FTC Bylaws or any Subsidiary of FTC as such documents were in effect on the date of this Agreement as if the Indemnified Parties were officers or directors of FTC or any such Subsidiary at all relevant times (except that no indemnity shall be provided by BancPlus hereunder with respect to any claim arising on account of an Indemnified Party’s service as an officer or director of another for-profit entity), each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and court costs and expenses in advance of the final disposition of any claim, action, suit, proceeding or investigation to each Indemnified Party upon receipt of an undertaking (in reasonable and customary form) to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation. Amounts otherwise required to be paid by BancPlus to the Indemnified Parties pursuant to this Section 6.6(a) shall be reduced by any amounts that such Indemnified Parties recover from any third party. This indemnity shall be provided for six (6) years following the Effective Time; or if there shall be any proceeding pending or threatened on the sixth anniversary of the Effective Time, such indemnity shall continue in full force and effect until such pending or threatened proceeding is finally resolved.
(b)Subject to the following sentence, for a period of six (6) years after the Effective Time, BancPlus shall cause to be maintained in effect the current policies of directors’ and officers’ and, if applicable, fiduciary liability insurance maintained by FTC (provided, that BancPlus may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the then-present and former officers and directors of FTC and its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, however, that BancPlus shall not be obligated to expend, in the aggregate, an amount in excess of 300% of the aggregate annual premium paid as of the date hereof by FTC for such insurance (the “Premium Cap”), and if such premium for such insurance would at any time exceed the Premium Cap, then BancPlus shall cause to be maintained policies of insurance which provide the maximum coverage available at an aggregate premium equal to the Premium Cap. In lieu of the foregoing, FTC, in consultation with BancPlus, may (and at the request of BancPlus, FTC shall) obtain at or prior to the Effective Time, at BancPlus’s expense, a six-year “tail” policy under FTC’s existing directors’ and officers’ and, if applicable, fiduciary liability insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.
(c)In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties or assets to any person, then, and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.6.

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(d)The provisions of this Section 6.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
6.7Additional Agreements. If at any time after the Effective Time the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to carry out the purposes of this Agreement, FTC and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties and assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation are fully authorized in the name of FTC or otherwise to take any and all such actions after the Effective Time.
6.8Current Information. During the period from the date hereof to the Effective Time, the parties will cause one or more of each of their designated representatives to confer on a monthly or more frequent basis with representatives of the other party regarding each of its business, operations, assets, liabilities, condition (financial or otherwise), results of operations or matters relating to the completion of the transactions contemplated hereby. Without limiting the generality of the foregoing, (i) in such conferences with representatives of BancPlus the designated representative(s) of FTC and FBT shall provide updates with respect to loan charge-offs and sales of other real estate owned and the status of any efforts to sell any Special Asset since the last conference, (ii) within ten (10) days after the end of each calendar month, FTC shall provide BancPlus with (A) an unaudited consolidated balance sheet as of the end of such month, together with unaudited consolidated statements of income, stockholders’ equity and cash flows for the month and year-to-date period, which unaudited consolidated financial statements will be prepared in accordance with GAAP and will fairly present, in all material respects, the financial position of FTC at the respective dates thereof and the results of FTC’s operations and cash flows for the periods indicated therein, subject to the omission of footnotes and normal and year-end audit adjustments as permitted by GAAP so long as none of which adjustments, to the extent they relate to FTC’s or FBT’s capital ratios, will be material, and (B) a schedule of loans charged-off during such month and other real estate owned sold during such month. In such conferences with representatives of FTC the designated representative(s) of BancPlus and BankPlus shall provide updates with respect to loan charge-offs and sales of other real estate owned and the status of any efforts to sell any Special Asset since the last conference, (ii) within ten (10) days after the end of each calendar month, BancPlus shall provide FTC with (A) an unaudited consolidated balance sheet as of the end of such month, together with unaudited consolidated statements of income, shareholders’ equity and cash flows for the month and year-to-date period, which unaudited consolidated financial statements will be prepared in accordance with GAAP and will fairly present, in all material respects, the financial position of BancPlus at the respective dates thereof and the results of BancPlus’ operations and cash flows for the periods indicated therein, subject to the omission of footnotes and normal and year-end audit adjustments as permitted by GAAP so long as none of which adjustments, to the extent they relate to BancPlus’ or BankPlus’ capital ratios, will be material, and (B) a schedule of loans charged-off during such month and other real estate owned sold during such month. Within five (5) business days after filing, each party shall provide the other party a copy of all reports, forms, correspondence, registrations and statements, together with

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any amendments thereto, that the party files during the period from the date of this Agreement to the Effective Time with the Mississippi Secretary, the MDBCF, the FDIC, the FRB and any other federal or state Governmental Entity having jurisdiction over that party, other than any portions of material filed that contain confidential supervisory information or other information filed under a claim of confidentiality and, in each case, subject to applicable laws relating to the exchange of information. Each party acknowledges and agrees that nothing in this Agreement, including this Section 6.8, shall require any party to provide confidential supervisory information to any other party.
6.9Advice of Changes. FTC and BancPlus shall promptly advise the other of any fact, change, event or circumstance known to it (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided, further, that a failure to comply with this Section 6.9 shall not constitute the failure of any condition set forth in Sections 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in the failure of a condition set forth in Sections 7.2 or 7.3 to be satisfied.
6.10Non-Solicitation; Acquisition Proposals.
(a)Upon the execution of this Agreement, FTC shall, and shall cause its Subsidiaries, affiliates, directors, officers, employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative retained by FTC or any of its affiliates (each a “Representative”), to immediately cease and terminate any and all existing discussions, negotiations or activities with any other parties conducted heretofore (whether currently ongoing or not) with respect to the possibility or consideration of any Acquisition Proposal. Upon the request by BancPlus, FTC shall request the return and destruction of all confidential information provided to any such person. Except as otherwise provided in Section 6.10(a), from the date of this Agreement through the Effective Time, FTC shall not, shall cause each of its Subsidiaries not to, and shall not authorize or permit any of its Representatives to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing information or assistance), or take any other action designed to solicit, initiate, knowingly facilitate or encourage any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal with respect to FTC, (ii) participate in any discussions, negotiations or other communications regarding any Acquisition Proposal with respect to FTC, (iii) except pursuant to Section 6.3 in connection with making a FTC Adverse Recommendation Change, make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal with respect to FTC, or (iv) provide any confidential or nonpublic information or data to any person relating to an Acquisition Proposal with respect to FTC. FTC agrees that it will take the necessary steps to inform its Representatives of the obligations undertaken in this Section 6.10.

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(b)
(i)Notwithstanding the foregoing Section 6.10(a), but subject to compliance with Section 6.3 and this Section 6.10, prior to the receipt the Requisite FTC Approval (but not after), FTC may and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to engage in discussions and negotiations with, or provide any nonpublic information or data to, any person in response to an unsolicited bona fide written Acquisition Proposal with respect to FTC by such person (that did not result from a breach of this Section 6.10) made after the date of this Agreement to the extent that (x) FTC’s board of directors determines in good faith that the Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal and (y) FTC’s board of directors determines in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable law; provided, however, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing, FTC shall have provided notice to BancPlus of its intention to provide such information, and shall have provided such information to BancPlus, and shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party or prohibit disclosure to BancPlus of the terms and conditions of any Acquisition Proposal.
(ii)FTC shall promptly (but in no event later than twenty-four (24) hours) notify BancPlus after receipt of any Acquisition Proposal, any request for nonpublic information relating to FTC or any of its Subsidiaries that would reasonably be expected to lead to an Acquisition Proposal, or any inquiry from any person seeking to have discussions, negotiations or other communications relating to a possible Acquisition Proposal. Such notice shall, if made orally, be confirmed in writing, and shall indicate the identity of the person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, requests, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). FTC shall also promptly, and in any event within twenty-four (24) hours, notify BancPlus if it enters into discussions or negotiations or engages in other communications concerning any Acquisition Proposal or provides nonpublic information or data to any person in accordance with this Section 6.10(b) and keep BancPlus informed of the status and terms of any such proposals, offers, discussions or negotiations on a reasonably current basis in the event of any material changes in the status or terms of any such proposal, offer, discussion or negotiation, including by providing a copy of all material documentation or correspondence relating thereto. If FTC elects to make a FTC Adverse Recommendation Change, then FTC shall comply with Section 6.3(a). FTC shall not release any third party from or waive any provisions of, and shall use its reasonable best efforts to enforce, any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party as of the date hereof in accordance with the terms thereof.
(iii)Nothing contained in this Section 6.10 shall prohibit either party, its board of directors or any of its Subsidiaries from taking and disclosing to its shareholders a position required by or otherwise complying with Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement.

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(c)Unless this Agreement has been terminated in accordance with its terms, FTC shall not, and shall cause its Subsidiaries and use its reasonable best efforts to cause its and their officers, directors, managers, agents, advisors and Representatives not to on its or any of its Subsidiaries’ or affiliates’ behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement (other than a confidentiality agreement referred to and entered into in accordance with Section 6.10(b)) relating to any Acquisition Proposal.
(d)For purposes of this Agreement, the term “Acquisition Proposal” means any proposal, offer, third party indication of interest, inquiry, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any third party relating to any (x) direct or indirect acquisition or purchase of more than 20% of the consolidated assets of FTC or more than 20% of any class of equity or voting securities of FTC or any of FTC’s Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of FTC, (y) tender offer (including a self-tender) or exchange offer that, if consummated, would result in such third party beneficially owning more than 20% of any class of equity or voting securities of FTC or any of FTC’s Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of FTC or (z) merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving FTC or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of FTC (other than, in the case of this clause (z) any such transaction pursuant to which the shareholders of FTC immediately preceding such transaction would continue to hold 80% or more of the equity or voting interests in the surviving or resulting entity of such transaction (or, if applicable, the ultimate parent thereof)), in each case other than the transactions contemplated by this Agreement. For purposes of this Agreement, the term “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal that is received by FTC that FTC’s board of directors, concludes in good faith, after consultation with its outside legal counsel and financial advisor, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the person making such Acquisition Proposal (including any applicable termination fees, expense reimbursement provisions and conditions to consummation) that FTC’s board of directors deems relevant as well as the terms and conditions of this Agreement (as it may be proposed to be amended by BancPlus), is (i) more favorable to the shareholders of FTC from a financial point of view than the transactions contemplated by this Agreement, and (ii) reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of Superior Proposal, the term Acquisition Proposal shall have the meaning assigned to such term in the paragraph immediately above except that the reference to “20% or more” in the definition of Acquisition Proposal shall be deemed to be a reference to “50% or more.”
6.11Assumption of FTC Debt. BancPlus agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of BancPlus, the Surviving Corporation or BankPlus (as the case may be), at or prior to the Effective Time or at or prior to the effective time for the Corporate Merger or Bank Merger, as required, one or more supplemental indentures, guarantees, and other instruments and documentation required for the due assumption of FTC’s and FBT’s obligations in respect of its outstanding indebtedness (including the two December 2020 subordinated debt agreements totaling $21,000,000, FTC Trust Preferred Securities, guarantees, securities, and other

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agreements to the extent required by the terms of such subordinated notes, debt, FTC Trust Preferred Securities, guarantees, securities, and other agreements.
6.12No Control of Other Party’s Business. Nothing contained in this Agreement shall give BancPlus, directly or indirectly, the right to control or direct the operations of FTC or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give FTC, directly or indirectly, the right to control or direct the operations of BancPlus or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of BancPlus and FTC shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations. Subject to the foregoing, FTC and FBT shall cooperate with BancPlus and BankPlus in connection with planning for the efficient and orderly combination of the parties and the operation of the Surviving Bank after the Bank Merger, and in preparing for the consolidation of appropriate operating functions to be effective on the Closing Date or such later date as BancPlus may decide. FTC shall take, and shall use its commercially reasonable efforts to cause its data processing consultants and software providers to take, any action BancPlus may reasonably request prior to the Effective Time to facilitate the combination of the operations of FBT with BankPlus. Without limiting the foregoing, FTC shall provide office space and support services (and other reasonably requested support and assistance) in connection with the foregoing, but only to the extent the provision of such services does not unreasonably interfere with the normal operations of FTC.
6.13Adoption of Accounting Policies. As soon as practicable after the satisfaction or waiver of all conditions to the Closing set forth in Article VII and at such time as consummation of the transactions contemplated by this Agreement seems reasonably assured and in any event prior to the Effective Time (unless this Agreement is terminated pursuant to Article VIII), FTC and FBT shall take any and all necessary or appropriate actions reasonably necessary to adopt all BancPlus accounting procedures and policies (including those policies pertaining to charged-off and non-accrual assets); provided, however, that no such action taken by FTC or FBT at the request of BancPlus pursuant to this section shall be deemed to be, or be deemed to cause, a breach of any representation or warranty made by FTC or FBT herein.
6.14Change of Method. Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, BancPlus may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Share Exchange Consideration or the amount or kind of Share Exchange Consideration, (ii) adversely affect the federal income tax consequences of the Share Exchange, the Corporate Merger or the Bank Merger (including the treatment of the transactions as reorganizations under Section 368(a) of the Code) to (A) holders of FTC Common Stock as a result of receiving the Share Exchange Consideration or (B) BancPlus or holders of BancPlus Common Stock or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement in a timely manner. In the event BancPlus elects to make such a change, the parties agree to execute appropriate documents to reflect the change.
6.15Takeover Statutes. None of BancPlus, FTC or their respective boards of directors shall take any action that would cause any Takeover Statute to become applicable to this

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Agreement, the Share Exchange, the Corporate Merger, the Bank Merger or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Share Exchange, the Corporate Merger, the Bank Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective boards of directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.
6.16Shareholder Litigation. FTC shall provide BancPlus the opportunity to participate in the defense or settlement of any shareholder litigation against FTC and/or its directors relating to the transactions contemplated by this Agreement throughout the course of any such litigation, and BancPlus shall in good faith consider the recommendations of FTC regarding such litigation. FTC shall not settle any shareholder litigation without BancPlus’s prior written consent (such consent not to be unreasonably withheld or delayed).
6.17Officer Agreements. Both BancPlus and FTC shall take such actions as are reasonably necessary to terminate, effective immediately prior to the Effective Time, the agreements between FTC and the respective executives set forth in Section 6.17 of the FTC Disclosure Schedules pursuant to the execution of the memorandum agreements required by Section 7.3(g) of this Agreement as a condition to Closing. The termination and liquidation of such agreements shall be made consistent with the provisions of Section 409A of the Code for termination and liquidation of a plan in connection with a change in control event under Section 409A of the Code, so as to avoid any additional tax, interest or penalties in connection with the termination and liquidation of such agreements.
6.18Initial Public Offering of BancPlus Common Stock. BancPlus shall use its best efforts to complete an Initial Public Offering of BancPlus Common Stock no later than the last day of the eighteenth month following the Effective Time. For purposes of this Agreement, “Initial Public Offering” shall mean the completion of a firm commitment underwriting of a public offering and sale of BancPlus Common Stock registered under the Securities Act with gross proceeds to BancPlus of not less than $75 million.
6.19Tax Elections. Consistent with the intent that the Share Exchange and the Corporate Merger is a “reorganization” within the meaning of Section 368(a) of the Code, neither BancPlus nor FTC will make elections under Section 338(g) or Section 338(h)(10) of the Code or the Treasury Regulations under Section 336(e).
6.20Furnishings and Artwork. All furnishings and artwork located in the office space occupied by Joseph C. Canizaro and his Affiliates on the 17th Floor at 909 Poydras Street, New Orleans, Louisiana, belongs to Mr. Canizaro and his Affiliates except for one painting of George Washington in the conference room that Mr. Canizaro shares with FTC.

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6.21Community Service and Business Development Arrangement. Joseph C. Canizaro shall concurrently herewith execute a Consulting Agreement in the form of Exhibit E.
ARTICLE VII.
CONDITIONS PRECEDENT
7.1Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligations of the parties to effect the Share Exchange, the Corporate Merger and the Bank Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a)Shareholder Approval. This Agreement shall have been approved by the shareholders of FTC by the Requisite FTC Approval.
(b)Regulatory Approvals. Subject to Section 6.1, all regulatory approvals, authorizations, waivers, consents, or orders from the FRB, FDIC, and the MDBCF required to consummate the transactions contemplated by this Agreement, including the Share Exchange, the Corporate Merger and the Bank Merger, shall have been obtained and shall remain in full force and effect and all statutory and regulatory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”) and no such Requisite Regulatory Approvals shall have resulted in the imposition of any Burdensome Condition. All notices, reports and other filings required to be made with any Governmental Entity or Regulatory Agency in connection with the Share Exchange and Corporate Merger prior to the Effective Time by BancPlus or FTC or in connection with the Bank Merger prior to the Effective Time by BankPlus or FBT shall have been made and become final.
(c)Other Approvals. Any other consents or approvals set forth in Sections 3.4 and 4.4, other than the Requisite Regulatory Approvals, required to consummate the transactions contemplated by this Agreement, including the Share Exchange, the Corporate Merger and the Bank Merger, the failure of which to be obtained would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Surviving Corporation, shall have been obtained and shall remain in full force and effect.
(d)Form S-4. The Form S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.
(e)No Injunctions or Restraints; Illegality. No judgment, order, writ, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Share Exchange, the Corporate Merger or the Bank Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity or Regulatory Agency which restricts, prohibits or makes illegal consummation of the Share Exchange, the Corporate Merger, the Bank Merger or other transactions contemplated hereby.
7.2Conditions to Obligations of FTC and FBT. The obligations of FTC and FBT to effect the Share Exchange, the Corporate Merger and the Bank Merger are also subject to the

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satisfaction, or waiver by FTC (on behalf of itself and FBT) to the extent permitted by law, at or prior to the Effective Time, of the following conditions:
(a)Representations and Warranties. The representations and warranties of BancPlus and BankPlus set forth in Sections 3.2(a), 3.8(a), 3.20, 3.21 and 3.22 (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of BancPlus and BankPlus set forth in Sections 3.1(a), 3.1(b), 3.2(b), 3.2(c), 3.2(d) and 3.3(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of BancPlus and BankPlus set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on BancPlus or the Surviving Corporation. FTC shall have received a certificate dated as of the Closing Date and signed on behalf of BancPlus by the Chief Executive Officer and the Chief Financial Officer of BancPlus to the foregoing effect.
(b)Performance of Obligations of BancPlus. BancPlus and BankPlus shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and FTC shall have received a certificate dated as of the Closing Date and signed on behalf of BancPlus by the Chief Executive Officer and the Chief Financial Officer of BancPlus to such effect.
(c)Material Adverse Effect. There shall not have been any Material Adverse Effect with respect to BancPlus between the date hereof and the Closing Date.
(d)Registration Rights Agreement. BancPlus shall execute and deliver a Registration Rights Agreement with all FTC shareholders who will own in excess of 1% of the outstanding shares of BancPlus Common Stock immediately following the Effective Time in form or substance reasonably satisfactory to BancPlus and such FTC shareholders.
(e)Tax Opinion. FTC shall have received an opinion of Jones Walker LLP, dated as of the Closing Date and in form and substance reasonably satisfactory to FTC, to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion (which shall be consistent with the state of facts existing on the Closing Date), the Share Exchange

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together with the Corporate Merger, when consummated in accordance with the terms hereof, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon representations contained in certificates of officers of FTC and BancPlus, reasonably satisfactory in form and substance to such counsel and dated as of the date of such opinion.
7.3Conditions to Obligations of BancPlus and BankPlus. The obligations of BancPlus and BankPlus to effect the Share Exchange, the Corporate Merger and the Bank Merger are also subject to the satisfaction, or waiver by BancPlus (on behalf of itself and BankPlus) to the extent permitted by law, at or prior to the Effective Time, of the following conditions:
(a)Representations and Warranties. The representations and warranties of FTC and FBT set forth in Sections 4.2(a), 4.8(a), 4.22, 4.26 and 4.27 (in each case after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of FTC and FBT set forth in Sections 4.1(a), 4.1(b), 4.2(b), 4.2(c) and 4.3(a) (in each case after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of FTC and FBT set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on FTC or the Surviving Corporation. BancPlus shall have received a certificate dated as of the Closing Date and signed on behalf of FTC by the Chief Executive Officer and the Chief Financial Officer of FTC to the foregoing effect.
(b)Performance of Obligations of FTC. FTC and FBT shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and BancPlus shall have received a certificate dated as of the Closing Date and signed on behalf of FTC by the Chief Executive Officer and the Chief Financial Officer of FTC to such effect.
(c)Tax Opinion. BancPlus shall have received an opinion of Jones Walker LLP, legal counsel to BancPlus, dated as of the Closing Date and in form and substance reasonably satisfactory to BancPlus, to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion (which shall be consistent with the state of facts existing on the

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Closing Date), the Share Exchange together with the Corporate Merger, when consummated in accordance with the terms hereof, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon representations contained in certificates of officers of FTC and BancPlus, reasonably satisfactory in form and substance to such counsel and dated as of the date of such opinion.
(d)Performance of Additional Obligations of FTC. FTC shall have performed in all material respects all obligations set forth on Section 7.3(d) of the FTC Disclosure Schedule.
(e)FTC Benefit Plans. FTC or FTC’s board of directors shall have taken the actions described in Section 6.5(c) and (d).
(f)Material Adverse Effect. There shall not have been any Material Adverse Effect with respect to FTC between the date hereof and the Closing Date.
(g)Memorandum Agreements. The officers and employees of FTC and FBT as listed in Confidential BancPlus Disclosure Schedule 7.3(g) shall have executed retention agreements.
(h)Directors Restrictive Covenant Agreements. Each member of the Board of Directors of FTC as of the date of this Agreement shall execute and deliver to BancPlus on the date of this Agreement or within ten (10) days thereof a restrictive covenant agreement, in form and substance reasonably satisfactory to BancPlus and such directors, not to engage in Prohibited Activity for a term of two (2) years following the Effective Time. For purposes of said agreement, the term “Prohibited Activity” shall mean activity in which the shareholder contributes his or her knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, director, stockholder, officer or any other similar capacity, to an entity engaged in the same or similar business as BancPlus, or any of its Subsidiaries and Affiliates including but not limited to those engaged in the business of commercial banking. Prohibited Activity also includes directly soliciting, contacting (including but not limited to email, regular mail, express mail, telephone, fax, and instant message), attempting to contact or meeting with the current customers of BancPlus and its Subsidiaries and Affiliates for purposes of offering or accepting goods or services similar to or competitive with those offered by BancPlus or its Subsidiaries and Affiliates.
ARTICLE VIII.
TERMINATION AND AMENDMENT
8.1Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of FTC:
(a)by mutual consent of BancPlus and FTC in a written instrument, if the board of directors of each so determines;
(b)by either BancPlus (on behalf of itself and BankPlus) or FTC (on behalf of itself and FBT) (i) twenty (20) or more days after the date upon which any application for a Requisite Regulatory Approval has been denied or withdrawn at the request of the applicable Governmental Entity or Regulatory Agency, unless within such 20-day period a petition for

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rehearing or an amended application is filed or noticed, or (ii) twenty (20) or more days after any petition for rehearing or amended application filed pursuant to clause (i) is denied; provided, however, that no party hereto shall have the right to terminate this Agreement pursuant to Section 8.1(b)(i) or Section 8.1(b)(ii) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in Section 6.1(b), (c) or (e); and in each case the time period for appeals and requests for reconsideration has run, or (iii) if any Governmental Entity or Regulatory Agency that must grant a Requisite Regulatory Approval has denied approval of the Share Exchange, the Corporate Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity or Regulatory Agency of competent jurisdiction shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Share Exchange, the Corporate Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
(c)by either BancPlus (on behalf of itself and BankPlus) or FTC (on behalf of itself and FBT) if (i) the Share Exchange shall not have been consummated on or before March 31, 2022 (the “Termination Date”), unless a Requisite Regulatory Approval is pending and has not been finally resolved or any shareholder litigation described in Section 6.16 has not been resolved by dismissal, settlement or otherwise, in which event such date shall be automatically extended to June 30, 2022, or (ii) if a vote of the shareholders of FTC is taken and FTC fails to obtain the Requisite FTC Approval; provided, that the failure of the Closing to occur by such date shall not be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
(d)by either BancPlus (on behalf of itself and BankPlus) or FTC (on behalf of itself and FBT) (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of FTC, in the case of a termination by BancPlus, or BancPlus, in the case of a termination by FTC, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by FTC, or Section 7.3, in the case of a termination by BancPlus, and which is not cured by the earlier of the Termination Date and thirty (30) days following written notice to FTC, in the case of a termination by BancPlus, or BancPlus, in the case of a termination by FTC, or by its nature or timing cannot be cured during such period;
(e)by BancPlus (on behalf of itself and BankPlus), if (i) prior to such time as the Requisite FTC Approval is obtained, FTC or its board of directors (A) makes a FTC Adverse Recommendation Change (or publicly discloses its intention to do so) or otherwise submits this Agreement to its shareholders without a recommendation for approval, or recommends (or publicly discloses its intention to do so) to its shareholders an Acquisition Proposal other than the Share Exchange or (B) materially breaches its obligations under Section 6.3 or Section 6.10, or (ii) a

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tender offer or exchange offer for more than 20% of the outstanding shares of FTC Common Stock is commenced (other than by BancPlus or a Subsidiary thereof), and the board of directors of FTC recommends that the shareholders of FTC tender their shares in such tender offer or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act; or
(f)by FTC (on behalf of itself and FBT), for the purpose of entering into a definitive agreement with respect to a Superior Proposal, provided, that FTC and its Subsidiaries and Representatives have not breached any of their obligations under Sections 6.3 or 6.10 of this Agreement; and, provided, further, that any such purported termination pursuant to this Section 8.1(f) shall be void and of no force or effect unless FTC has paid the Termination Fee in accordance with Section 8.3.
The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f) or (g) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is effected.
8.2Effect of Termination. In the event of termination of this Agreement by either BancPlus or FTC as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of BancPlus, FTC, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b), this Section 8.2, Section 8.3 and Article IX (other than Section 9.1) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither BancPlus nor FTC shall be relieved or released from any liabilities or damages (which, in the case of FTC, shall include the loss to the holders of FTC Common Stock of the economic benefits of the transactions contemplated hereby, including the loss of the premium offered to the holders of FTC Common Stock and FTC Equity Awards, it being understood that FTC shall be entitled to pursue damages for such losses and to enforce the right to recover such losses on behalf of its shareholders and holders of FTC Equity Awards in its sole and absolute discretion, and any amounts received by FTC in connection therewith may be retained by FTC) arising out of its fraud or willful and material breach of any provision of this Agreement.
8.3Termination Fee.
(a)In the event that after the date of this Agreement and prior to the termination of this Agreement a non-solicited bona fide Acquisition Proposal with respect to FTC shall have been made known to senior management of FTC or shall have been made directly to its shareholders generally or any person reasonably qualified to consummate an Acquisition Proposal shall have publicly announced (and not irrevocably withdrawn at least five (5) business days prior to the FTC Shareholders’ Meeting) an Acquisition Proposal with respect to FTC and (x) thereafter (A) this Agreement is terminated by either BancPlus or FTC pursuant to Section 8.1(c) without the Requisite FTC Approval having been obtained or (B) this Agreement is terminated by BancPlus pursuant to Section 8.1(e), and (y) prior to the date that is twelve (12) months after the date of such termination, FTC enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal with respect to FTC (whether or not the same Acquisition Proposal as that

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referred to above), then FTC shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay BancPlus, by wire transfer of same day funds, a fee equal to $8,000,000 (the “Termination Fee”); provided, that for purposes of this Section 8.3, all references in the definition of Acquisition Proposal to “20%” shall instead refer to “50%.”
(b)In the event this Agreement is terminated by BancPlus pursuant to Section 8.1(e) or by FTC pursuant to Section 8.1(f), then concurrently with such termination, if terminated by FTC, or within two (2) business days after termination, if terminated by BancPlus, FTC shall pay BancPlus, by wire transfer of same day funds, the Termination Fee, and such termination shall not be deemed effective hereunder until payment by FTC of such fee.
(c)Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages in accordance with Section 8.2, the maximum aggregate amount of fees payable by FTC under this Section 8.3 shall be equal to the Termination Fee, and in no event shall any party be required to pay the Termination Fee more than once.
(d)Each party acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, each party would not enter into this Agreement; accordingly, if FTC fails to pay promptly the Termination Fee pursuant to this Section 8.3 and, in order to obtain such payment, BancPlus commences a suit which results in a judgment against FTC for the fee set forth in this Section 8.3, FTC shall pay BancPlus its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made, plus 300 basis points.
(e)The parties agree that the payment of the Termination Fee shall be the sole and exclusive remedy available to BancPlus and BankPlus with respect to this Agreement in the event any such payment becomes due and payable and is paid, and, upon payment of the Termination Fee, FTC and FBT (and FTC’s and FBT’s affiliates and its and their respective directors, officers, employees, shareholders and representatives) shall have no further liability to BancPlus and BankPlus under this Agreement; provided, however, that FTC and FBT shall not be relieved or released from any liabilities or damages arising out of their willful and material breach of this Agreement; provided, further, that the aggregate amount of any damages determined by a court to be payable by FTC and FBT pursuant to the foregoing proviso shall be reduced by the amount of any Termination Fee previously paid to BancPlus pursuant to this Section 8.3.
ARTICLE IX.
GENERAL PROVISIONS
9.1Closing. Subject to the terms and conditions of this Agreement, the closing of the Share Exchange (the “Closing”) will take place at a time, on a date and at a place to be specified by BancPlus to the FTC on the later to occur of (i) December 1, 2021, or (ii) three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature or terms can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date or time

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is agreed to by BancPlus and FTC. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” On the Closing Date, the parties shall cause the Articles of Share Exchange and Articles of Merger to be filed with the Mississippi Secretary and the Louisiana Secretary and the Bank Merger Certificates to be filed with the MDBCF and OFI.
9.2Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall terminate in accordance with its terms) shall survive the Effective Time, except for Sections 2.2, 6.5, 6.6, 6.7 and this Article IX and those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.
9.3Expenses. Except as provided in Section 8.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses; provided, however, that the costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the transactions contemplated herein shall be borne equally by BancPlus and FTC.
9.4Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the day of delivery if delivered personally, if telecopied upon confirmation of receipt, if mailed by registered or certified mail (return receipt requested) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing, or if delivered by an express next-day courier (with confirmation) on the first business day following the date of dispatch, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to FTC or FBT, to:	With a copy to:
	Joseph C. Canizaro First Trust Corporation 909 Poydras Street, Suite 1700 New Orleans, LA 70112	Mark A. Fullmer Phelps Dunbar LLP 365 Canal Street, Suite 2000 New Orleans, LA 70130-6534

(b)	If to BancPlus or BankPlus, to:	With a copy to:
	William A. Ray President & CEO BancPlus Corporation 1068 Highland Colony Pkwy Ridgeland, MS 39157	Craig N. Landrum Partner Jones Walker LLP 190 East Capitol Street, Suite 800 Jackson, MS 39201

9.5Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this

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Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement, unless otherwise indicated. The BancPlus Disclosure Schedule, FTC Disclosure Schedule and each other Exhibit and Schedule hereto shall be deemed part of this Agreement and included in any reference to this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. Whenever the singular or plural form of any word is used in this Agreement, such word shall encompass both the singular and plural form of such word. All references to any period of days shall be deemed to be the relevant number of calendar days unless otherwise specified. As used in this Agreement, (i) the “knowledge” of FTC means the actual knowledge of the senior executive officers of FTC and FBT (i.e., the executive vice president level and above) and all facts of which any such person or persons would reasonably be expected to know in the normal course of exercising his or her duties based on applicable title or position, and the “knowledge” of BancPlus means the actual knowledge of the senior executive officers of BancPlus and BankPlus (i.e., the senior executive vice president level and above) and all facts of which any such person or persons would reasonably be expected to know in the normal course of exercising his or her duties based on applicable title or position; (ii) “business day” means any day other than a Saturday, a Sunday or a day on which banks in Ridgeland, Mississippi, are closed as authorized by law or executive order; (iii) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature; and (iv) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person. Any document or item will be deemed “delivered,” “provided” or “made available” to a party within the meaning of this Agreement if such document or item is (i) made available to such party specifically for review in person by the other party or its representatives, (ii) contained and accessible to such party for a continuous period of at least four (4) days immediately prior to the execution of this Agreement (if to be delivered, provided or made available prior to the date hereof) or the Closing Date (if to be delivered, provided or made available prior to Closing) in the electronic data room established in connection with the transactions contemplated hereby to which BancPlus and its designated representatives had access rights during such period, or (iii) filed by BancPlus with the SEC and publicly available on EDGAR at least forty-eight (48) hours immediately prior to the execution of this Agreement (if to be delivered, provided or made available prior to the date hereof) or the Closing Date (if to be delivered, provided or made available prior to Closing). All references to “dollars” or “$” in this Agreement are to United States dollars.
The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant. Further, it is understood and agreed that the specification

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of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the FTC Disclosure Schedule or the BancPlus Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material or would have a Material Adverse Effect on FTC or BancPlus, as the case may be, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the FTC Disclosure Schedule or the BancPlus Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the FTC Disclosure Schedule or the BancPlus Disclosure Schedule is or is not material for purposes of this Agreement.
9.6Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time prior to the Effective Time, whether before or after the approval of the transactions contemplated by this Agreement by the shareholders of FTC; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of FTC, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
9.7Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of BancPlus and BankPlus, in the case of FTC, or FTC and FBT, in the case of BancPlus, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto on the part of BancPlus and BankPlus, in the case of FTC, or FTC and FBT, in the case of BancPlus, and (c) waive compliance with any of the agreements on the part of BancPlus and BankPlus, in the case of FTC, or FTC and FBT, in the case of BancPlus, or of such parties’ conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of FTC, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which requires further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
9.8Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
9.9Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with BancPlus Disclosure Schedule, FTC Disclosure Schedule, the Confidentiality Agreement, the Share Exchange Agreement, the Corporate Merger Agreement and the Bank Merger Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

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9.10Governing Law; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Mississippi, without giving effect to the principles of conflicts of laws thereof except (a) that matters relating to the fiduciary duty of FTC’s board of directors shall be governed by the laws of the State of Louisiana, without giving effect to the principles of conflicts of laws thereof, and (b) to the extent mandatory provisions of federal law apply. Any legal action or proceeding with respect to this Agreement by one party against any other party shall be brought only in any federal or state court located in the State of Mississippi, which shall have exclusive jurisdiction and venue for such purpose. By execution and delivery of this Agreement, the parties hereby accept for themselves, and in respect of their property, generally and unconditionally, the jurisdiction and venue of the aforesaid courts and waive any objection to the laying of venue on the grounds of a lack of jurisdiction or forum non conveniens which they may now or hereafter have to the bringing or maintaining of any such action or proceeding in such jurisdiction, and agree that service of process upon any party in any such action or proceeding will be effective if notice is given in accordance with Section 9.4.
9.11Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
9.12Publicity. Except as otherwise required by applicable law or the rules of the Stock Exchange or as required under the rules and regulations of the SEC, neither FTC nor BancPlus shall, or shall permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent of BancPlus, in the case of a proposed announcement or statement by FTC or any of its Subsidiaries, or FTC, in the case of a proposed announcement or statement by BancPlus or any of its Subsidiaries, in each case, which consent shall not be unreasonably withheld, conditioned or delayed.
9.13Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of the parties hereto shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Any purported

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assignment in contravention hereof shall be null and void. Except for (i) as otherwise specifically provided in Section 6.5, and (ii) from and after the Effective Time, but only if the Effective Time shall occur, the rights of holders of FTC Common Stock to receive the Share Exchange Consideration as provided in Article II, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
9.14Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
9.15Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or waiver hereto or other such instrument or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract, and each party hereto forever waives any such defense.
9.16Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to Section 8.3, the parties shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any action or proceeding brought in accordance with Section 9.10, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

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9.17Definition of Material Adverse Effect. As used in this Agreement, the term “Material Adverse Effect” means, with respect to BancPlus, FTC or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, operations, assets, liabilities, results of operations, or condition (financial or otherwise) of such party and its Subsidiaries, taken individually or as a whole, or (ii) the ability of such party to timely perform its obligations under this Agreement or consummate the transactions contemplated hereby; provided, however, that with respect to clause (i), the following shall not be deemed to have or contribute to, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect: any change, state of facts, circumstances or event caused by or resulting from (A) changes, after the date hereof, in prevailing interest rates, currency exchange rates or other economic or monetary conditions in the United States or elsewhere, (B) changes, after the date hereof, in United States or foreign securities markets, including changes in price levels or trading volumes, (C) changes or events, after the date hereof, affecting the financial services industry generally and not specifically relating to BancPlus or FTC or their respective Subsidiaries, as the case may be, (D) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (E) changes, after the date hereof, in laws, rules or regulations (including the Pandemic Measures) of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities (as defined below), (F) actions of BancPlus or FTC, as applicable, taken with the prior written consent of the other or required hereunder or actions not taken by BancPlus or FTC, as applicable, to the extent such action is prohibited by this Agreement without the prior written consent of the other party, which consent has not been given, (G) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the announcement hereof or thereof, (H) any outbreak or escalation of major hostilities or any act of terrorism within the United States or directed against its facilities or citizens wherever located or any changes in global, national or regional political conditions (including any such changes arising out of a Pandemic or any Pandemic Measures, (I) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including a Pandemic), (J) a failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, (K) solely as to BancPlus, changes in the trading price or changes in the quarterly third-party evaluation of BancPlus Common Stock, in and of itself, but not including any underlying causes thereof, (L) benefits paid to an employee in the ordinary course of business consistent with past practice; provided, further, that, as to clauses (A), (C), (D), and (E), such change, state of facts, circumstances or event does not have a disproportionate effect on BancPlus or FTC, as applicable, as compared to other financial institutions and their holding companies. As used in this Agreement, the term “Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or Covid-19, or any evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto; the term “Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to a Pandemic.
[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above written.

BANCPLUS CORPORATION By: /s/ William A. Ray Name: William A. Ray Title: President & CEO

BANKPLUS By: /s/ William A. Ray Name: William A. Ray Title: President & CEO

FIRST TRUST CORPORATION By: /s/ Joseph C. Canizaro Name: Joseph C. Canizaro Title: Chief Executive Officer

FIRST BANK & TRUST By: /s/ Gary B. Blossman Name: Gary B. Blossman Title: Chief Executive Officer

[ Signature Page to Agreement and Plan of Merger ]
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